This merger involves an offer of securities of foreign companies.  The offer is subject to disclosure requirements of a foreign country that are different from those of the United States.  Financial information included in this document was excerpted from financial statements prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws, since the issuer is located in a foreign country, and all of its directors are residents of a foreign country.  You may not be able to sue a foreign company or its directors in a foreign court for violations of the U.S. securities laws.  It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.

This document has been translated from the Japanese-language original for reference purposes only.

While this English translation is believed to be generally accurate, it is subject to, and qualified by, in its entirety, the Japanese-language original.  Such Japanese-language original shall be the controlling document for all purposes.

Reference Material for the General Meeting of Shareholders

Business Report For The 66th Business Period

From April 1, 2009 to March 31, 2010

Daimei Telecom Engineering Corp.

Business Report

 (From April 1, 2009 to March 31, 2010)

1.	The Corporate Group

(1)	Business Development and Results

Although since the beginning of 2010 there have been indications of a recovery from the global economic downturn stemming from the financial crisis of 2008, personal consumption remains weak and a large-scale recovery in either investment in public sectors or corporate capital investment is not expected to occur in the near future.

In the telecommunications sector, telecommunications carriers have curbed capital investment under the current economic conditions. Expenditures have shifted from infrastructure construction to investment in various upgrade services, and the flow of investment for broadband and multimedia conversion, including the construction of NGN, WiMAX, LTE and other next-generation high-speed telecommunications infrastructure, has accelerated.

To respond to this rapidly evolving business environment, the Daimei Group worked to secure sales by broadening its operations into new business areas such as telecommunications carrier-related activities (carrier maintenance and operations, testing and survey activities, broadband conversion of user facilities, IRU, etc.) and broadcasting-related activities. Operating results were also affected by lower unit prices, reflecting the simplification and smaller scale of telecommunications projects. As a result, the value of orders received during the consolidated fiscal year ended March 2010 fell 3.7% from the level of the consolidated fiscal year ended March 2009 to ¥116,501 million, and net sales slipped 3.9% year-on-year to ¥115,670 million.

Because of the drop in net sales and the deterioration of profit margins in each business, operating income declined 32.4% from the level of the consolidated fiscal year ended March 2009 to ¥4,683 million, ordinary income decreased 31.1% year-on-year to ¥4,837 million, and net income fell 21.1% from the consolidated fiscal year ended March 2009 to ¥3,038 million.

(Millions of yen)
Construction category	Orders received	Sales
NTT Network Engineering Work	36,167	35,892
Mobile Network Solutions Work	57,541	56,948
IT Solutions Work	9,541	9,307
Integrated Equipment Engineering Work	13,252	13,521
Total	116,501	115,670

(2)	Capital investment

Major capital investments undertaken during the consolidated fiscal year ended March 2010 are as follows.

a.	Major facilities acquired
Total expenditure for capital investment during the consolidated fiscal year was ¥4,220 million including investments of ¥2,919 million for construction of the Daimei Shinkiba

Building (Koto-ku, Tokyo) and ¥437 million for construction of a new training center (Ichikawa City, Chiba Prefecture).

b.	Sales, retirement or loss/damage of major fixed assets

Fixed assets with a value of ¥165 million were retired accompanying the removal of an existing building due to the construction of the new training center mentioned above.

(3)	Procurement of funds

During the current consolidated fiscal year, Daimei Telecom Engineering Corp. (“Daimei”) did not engage in any capital increases, corporate share issues, long-term loans, or any other major initiative to raise funds.

(4)	Issues to be addressed

In recent years there have been dramatic changes in the information and telecommunications environment in which Daimei operates. To meet the challenges presented by these changes, Daimei plans to transform its corporate structure and improve its earning capacity and competitiveness by establishing a joint holding company with Commuture Corp. and TODENTSU Corporation and entering into a management integration with those companies. The management integration is scheduled to take place on October 1, 2010 through a transfer of shares and with a condition that it is approved at the 66th Ordinary General Meeting of Shareholders to be held on June 29, 2010.
   To achieve its aims, Daimei has identified the following as significant issues:

a.	Pursue synergy through a management integration of the three companies

b.	Enhance productivity and foster human resources through a review of existing businesses

c.	Expand activities in new sectors

d.	Shift from construction bid sales activities to aggressive proposal-based sales

e.	Promote work improvement and total manpower skill enhancement based on a hands-on approach

f.	Ensure safety, security and trust, and thoroughness in compliance

Daimei looks forward to the continued support and understanding of its shareholders in these endeavors.

(5)	Changes in assets and income

(Units: millions of yen, unless otherwise stipulated)
	63rd period FY ended March 31, 2007	64th period FY ended March 31, 2008	65th period FY ended March 31, 2009	66th period FY ended March 31, 2010 (Current consolidated fiscal year)
Orders received	126,804	124,232	120,960	116,501
Net sales	124,710	120,156	120,379	115,670
Net income	4,393	4,328	3,852	3,038

Net income per share (yen)	107.37	107.56	100.72	79.40
Total assets	74,401	71,047	70,775	66,366
Net assets	41,967	42,436	45,400	46,485
Net assets per share (yen)	956.22	1,031.48	1,106.71	1,159.50
Equity ratio (%)	52.6	55.5	59.8	68.3

(Note 1)
In the calculation of net income per share, the number of shares of treasury stock is deducted from the average number of shares outstanding during the fiscal year. In the calculation of net assets per share, the number of shares of treasury stock is deducted from the number of shares outstanding at the end of the fiscal year.

(Note 2)	Shares in the parent company (2,000 shares) held by consolidated subsidiary companies were included in the calculation of net income per share and net assets per share for the 66th business period.

(6)	Significant Parent and Subsidiary Companies

a.	Relations with a parent company
None

b.	Status of significant subsidiary companies

Company Name	Capital (Millions of yen)	Voting Ratio (%)	Main Business Details
Tohoken System Engineering Corp.	817	100.0	Engineering projects for telecommunications facilities
Daimei Tsusan Corp.	467	100.0	Sales of materials related to telecommunications facilities
Daimei Next Co., Ltd.	80	100.0	Engineering projects for telecommunications facilities
Daimei Network Co., Ltd.	60	100.0	Engineering projects for telecommunications facilities

(Note 1)	Daimei has 12 consolidated subsidiary companies including the four important subsidiaries listed above.

(Note 2)
On July 1, 2009 Daimei Telecom Corp., a consolidated subsidiary of Daimei, absorbed and merged with Daimei Comtech Co., Ltd., another consolidated subsidiary, and changed its trade name to Daimei Next Co., Ltd.

(Note 3)
Daimei acquired shares in consolidated subsidiary companies Tohoken System Engineering Corp., Daimei Tsusan Corp., Daimei Next Co., Ltd. and Daimei Network Co., Ltd. and made them wholly owned subsidiaries as of March 25, 2010 through a simple share exchange in accordance with provisions of Article 796-3 of the Companies Act of Japan.

(7)	Main business details

Business	Details
NTT Network Engineering
Surveying and system design, construction, maintenance, and management of communications infrastructure facilities and user facilities including optical fiber access and IP/NGN networks as a partner company of the NTT group

Mobile Network Solutions	Negotiation and system design, construction and testing, investigation and maintenance, management of various types of mobile facilities and systems including base stations for mobile communications
IT Solutions
Planning and system design, construction, supervision and maintenance of networks including IP-PBX, LAN/WAN, construction of systems for educational and public use and development of software for these.

Civil Engineering and Other Works
Construction and maintenance of telecommunications and electric infrastructures excluding those mentioned above, construction of base infrastructures such as CCBOX, sales and leasing of construction equipment and materials.

(8)	Primary Branch Offices and Business Locations

(Daimei)
Head Office: 2-11-20 Nishi-Gotanda, Shinagawa-ku, Tokyo
Branches: Hokkaido Branch Office (Sapporo), Tohoku Branch Office (Sendai), Tochigi branch Office (Oyama), Ibaraki Branch Office (Mito), Gunma Branch Office (Takasaki), Saitama Branch Office (Saitama), Chiba Branch Office (Chiba), Yokohama Branch Office (Yokohama), Shinetsu Branch Office (Nagano), Niigata Branch Office (Niigata), Tokai Branch Office (Nagoya), Numazu Branch Office (Numazu), Hokuriku Branch Office (Kanazawa), Kansai Branch Office (Osaka), Kyoto Branch Office (Nagaokakyo), Nara Branch Office (Nara), Kobe Branch Office (Akashi), Chugoku Branch Office (Hiroshima), Shikoku Branch Office (Takamatsu), Kyushu Branch Office (Fukuoka), Okinawa Branch Office (Naha)

(Subsidiary Companies)
Tohoken System Engineering Corp. (Sano, Tochigi Prefecture), Daimei Tsusan Corp. (Koto-ku, Tokyo), Daimei Next Co., Ltd. (Koto-ku, Tokyo), Daimei Network Co., Ltd. (Osaka),  etc.

(9)	Employees

Number of Employees	Variation from the end of the consolidated fiscal year ended March 2009
3,011	Increase of 102

(10)	Major Lending Banks
(Millions of yen)
Lender	Balance of Loans
The Tokyo Tomin Bank, Limited	100
Resona Bank, Limited	2

(11)	Other

Conditional upon approval at the 66th Ordinary General Meeting of Shareholders to be held on June 29, 2010, Daimei reached an agreement with Commuture Corp. (“Commuture”) and TODENTSU Corporation (“TODENTSU”) to establish a joint holding company through a transfer of shares to take place on October 1, 2010 at which time the three companies will become subsidiaries of the new holding company. At the meeting of the board of directors on May 19, 2010 a share transfer plan was drafted and a management integration agreement with the other two companies was made. On the same day, Daimei executed the management integration agreement with Commuture and TODENTSU.

2.	Shares of Daimei

(1)	Number of shares outstanding: 41,112,324 (including 2,033,681 shares of treasury stock)

(2)	Number of shareholders: 6,939

(3)	Major Shareholders (Top 10)

Name of Shareholder	Number of shares held (thousand shares)	Shareholding Ratio (%)
Japan Trustee Services Bank, Ltd. (Trust Account)	5,112	13.08
The Master Trust Bank of Japan, Ltd. (Trust Account)	3,117	7.98
State Street Bank and Trust Company	2,370	6.07
Japan Trustee Services Bank, Ltd. (Trust Account 9)	1,379	3.53
Furukawa Electric Co., Ltd.	1,284	3.29
Mizuho Trust & Banking Co., Ltd.	802	2.05
Mizuho Corporate Bank, Ltd.	747	1.91
BBH FOR FIDELITY LOW-PRICED STOCK FUND	650	1.66
Tokio Marine & Nichido Fire Insurance Co., Ltd.	603	1.54
Daimei Employees Stock Ownership Plan	539	1.38

(Note)	2,033,681 shares of treasury stock are excluded from the above shares.

(4)	Other

a.	Changes in number of shares per unit

On May 27, 2009 the board of directors passed a resolution to change the number of shares per unit from 1,000 to 100 in accordance with Article 195-1 of the Companies Act of Japan as of July 1, 2009. Daimei then proceeded to change the number of shares per unit to 100 on July 1, 2009.

b.	Conversion of consolidated subsidiaries to wholly owned subsidiaries through exchange of shares

With a view to strengthening group cohesiveness by improving the construction organization and utilizing management resources more effectively in order to respond to changes in the business environment flexibly and rapidly, Daimei made consolidated subsidiary companies Tohoken System Engineering Corp., Daimei Tsusan Corp., Daimei Next Co., Ltd., and Daimei Network Co., Ltd. wholly owned subsidiaries as of March 25, 2010 through the acquisition of shares based on a simple share exchange provided for in Article 796-3 of the Companies Act of Japan. In the exchange of shares, Daimei allocated and delivered a total of 823,340 shares of treasury stock.

Please note that the shares of treasury stock allocated and delivered by Daimei during this share exchange were excluded from the number of shares of treasury stock stated in the footnote in the section (3) Major Shareholders above.

3.	Share Subscription Rights of Daimei

None

4.	Company Directors

(1)	Names of directors and auditors

Title	Name	Area of responsibility and significant concurrent posts
President	Goro Yagihashi
Executive Director	Hiroshi Yagi	General Manager, Safety and Quality Management Headquarters Representative, West Japan Headquarters President, Shinko Electric Co., Ltd.
Managing Director	Rikio Tajika	General Manager, Wireless Business Headquarters
Managing Director	Haruo Hasebe	General Manager, Business Administration Headquarters & Risk Management Headquarters
Managing Director	Kenji Wako	General Manager, NCN Telecommunications Business Headquarters
Director	Junichi Nomura	General Manager, IT Solutions Business Headquarters President, IP Techno Service
Director	Hideki Katoh	Chief Director, DoCoMo Business Headquarters
Director	Katsuhiko Murota	Director & Managing Executive Officer, President of Information Communication Company
Director, Advisor	Taneaki Mihara
Standing Auditor	Yoichi Takashima
Standing Auditor	Takashi Okimura
Standing Auditor	Hideyuki Okamura
Auditor	Shinji Kiyohara

(Note 1)	Director Katsuhiko Murota is an external director provided for in Article 2-15 of the

Companies Act of Japan, and is an independent director provided for in Article 436-2 of the Securities Listing Regulations of the Tokyo Stock Exchange.

(Note 2)
Standing Auditor Hideyuki Okamoto and Auditor Shinji Kiyohara are external auditors provided for in Article 2-16 of the Companies Act of Japan, and independent directors provided for in Article 436-2 of the Securities Listing Regulations of the Tokyo Stock Exchange.

(Note 3)	Managing Director Noriyuki Kurihara, and Director Norio Iijima resigned on June 25, 2009.

(Note 4)	Mr. Junichi Nomura and Mr. Hideki Kato were appointed as Directors and took up their positions at the 65th Ordinary Shareholders General Meeting held on June 25, 2009.

(Note 5)
Mr. Haruo Hasebe and Mr. Kenji Wako were appointed as Managing Directors and assumed office at the meeting of the board of directors following the 65th Ordinary Shareholders General Meeting on June 25, 2009.

(2)	Remuneration for Directors and Auditors

a.	Amount of remuneration for directors and auditors for the current fiscal year

11 Directors:  ¥186 million (including ¥4 million for 1 external director)
 4 Auditors:  ¥77 million (including ¥22 million for 2 external auditors)

(Note 1)
Remuneration for directors and auditors was approved on June 25, 2009 at the 65th Ordinary General Meeting of Shareholders.  It was resolved that remuneration be up to ¥430 million for directors (up to ¥10 million for external directors), not including any salaries received in the capacity of an employee, and ¥110 million for auditors.

(Note 2)
The total amount of remuneration for directors and auditors stated above includes ¥70 million for directors’ bonuses and a ¥13 million reserve for directors’ retirement allowances allocated until the phasing out of the system.

(Note 3)	The above total amount of remuneration for directors includes remuneration for two directors who resigned at the end of the 65th Ordinary General Meeting of Shareholders held on June 25, 2009.

(Note 4)
In addition to the above remuneration, directors’ retirement bonuses of ¥19 million were provided to the two retiring directors in accordance with a resolution of the 65th Ordinary General Meeting of Shareholders held on June 25, 2009.

(Note 5)
Daimei also passed a resolution at the 65th Ordinary General Meeting of Shareholders on June 25, 2009 to provide directors’ retirement bonuses for the last time due to the termination of the directors’ retirement bonus system, and plans to provide ¥229 million in directors’ retirement bonuses to 6 directors and 4 auditors at the time of their retirement.

6 directors: ¥198 million
4 auditors:  ¥30 million (including ¥17 million for 2 external auditors)

(Note 6)	With the change in the directors’ remuneration system due to the termination of the directors’ retirement bonus system, Daimei will introduce the Directors’ Stock Ownership Plan whereby directors (excluding external directors) will purchase shares of treasury stock by contributing a minimum fixed amount or more of their remuneration each month and will retain the shares purchased for the duration of their appointment. As a participatory scheme, the ownership plan will encourage management awareness of shareholder value and reflect medium- to long-term results.

(3)	External Directors

a.	Directors

     Director: Mr. Katsuhiko Murota

(i)	Relationship of Daimei and significant external concurrent positions held by Mr. Murota

Mr. Murota concurrently holds the positions of Director & Managing Executive Officer of Furukawa Electric Co., Ltd. and President of Information Communication Company of Furukawa Electric Co., Ltd.
Furukawa Electric Co., Ltd. is a major shareholder of Daimei, holding 1,284,000 shares.

(ii)	Main activities during the current fiscal year

Mr. Murota attended 12 out of 19 board of directors’ meetings. During attendance at these meetings, he posed appropriate questions based on his experience and knowledge as an external director and expressed his opinions as required in regard to the overall management of Daimei from an external perspective.

(iii)	Summary of the limited liability agreement

Daimei entered into an agreement with Mr. Murota pursuant to Article 427-1 of the Companies Act of Japan limiting his liability for damages. The limitation of liability under this agreement is the minimum liability amount set forth in Article 425-1 of the Companies Act of Japan.

b.	Auditors

Standing Auditor: Mr. Hideyuki Okamoto

(i)	Relationship of Daimei and significant external concurrent positions held by Mr. Okamoto

None

(ii)	Main activities during the current fiscal year

(a)	Attendance at board of directors’ meetings and statements

Mr. Okamoto attended 18 out of 19 board of directors’ meetings. During attendance at these meetings, he posed appropriate questions based on his experience and knowledge as an external director, and expressed his opinions as required in regard to the overall management of Daimei from an external perspective.

(b)	Attendance at board of auditors’ meetings and statements

Mr. Okamoto attended all 15 auditors’ meetings. In addition to presenting reports as his position requires, Mr. Okamoto posed appropriate questions concerning the auditing conducted by other auditors, and expressed his opinions from an external perspective.

(iii)	Summary of the limited liability agreement

Daimei entered into an agreement with Mr. Okamoto pursuant to Article 427, Paragraph 1 of the Companies Act of Japan limiting his liability for damages. The limitation of liability under this agreement is the minimum liability amount set forth in Article 425, Paragraph 1 of the Companies Act of Japan.

Auditor: Mr. Shinji Kiyohara

(i)	Relationship of Daimei and significant external concurrent positions held by Mr. Kiyohara

None

(ii)	Main activities during the current fiscal year

(a)	Attendance at board of directors’ meetings and statements

Mr. Kiyohara attended all 19 board of directors’ meetings. During attendance at these meetings, he posed appropriate questions based on his experience and knowledge as an external director, and expressed his opinions as required in regard to the overall management of Daimei from an external perspective.

(b)	Attendance at board of auditors’ meetings and statements

Mr. Kiyohara attended all 15 auditors’ meetings. In addition to presenting reports as his position requires, Mr. Kiyohara posed appropriate questions concerning the auditing conducted by other auditors, and expressed his opinions from an external perspective.

(iii)	Summary of the limited liability agreement

Daimei entered into an agreement with Mr. Kiyohara pursuant to Article 427, Paragraph 1 of the Companies Act of Japan limiting his liability for damages. The limitation of liability under this agreement is the minimum liability amount set forth in Article 425, Paragraph 1 of the Companies Act of Japan.

5.	Accounting Auditor

(1)	Name of accounting auditor

KPMG AZSA & Co.

(2)	Amount of remuneration of the Accounting Auditor for services rendered during the current fiscal year
(Millions of Yen)
・	Payment to be made by Daimei for services (auditing services) as set forth in Article 2-1 of the Certified Public Accountants Act	76
・	Total amount to be paid by Daimei and subsidiary companies and other equity income	76

(Note 1)
The auditing contract between Daimei and the accounting auditor does not differentiate payments for auditing services as set forth in the Companies Act of Japan and auditing services as set forth in the Financial Instruments and Exchange Act of Japan, and these services cannot be effectively separated into such categories. Therefore, the amounts in the table above are the total amounts for these services.

(Note 2)	Of Daimei’s important subsidiary companies, Tohoken System Engineering Corp. is audited by a certified public accountant other than Daimei’s accounting auditor.

(3)	Policy for making decisions on the dismissal or non-reappointment of the accounting auditor

In cases where there are problems in the accounting auditor’s execution of duties and the board of directors deems it necessary, an ordinary general meeting of shareholders may be held to vote on the dismissal or non-reappointment of the accounting auditor upon receiving the consent of the board of auditors or at the request of the board of auditors’ meeting.

When any provisions of Article 340-1 of the Companies Act of Japan are deemed to apply to the accounting auditor, the board of auditors may with the unanimous consent of the corporate auditors dismiss the accounting auditor. In such case, an auditor appointed by the board of auditors shall provide a report on the details of the dismissal and the reason at the first ordinary general meeting of shareholders following the dismissal of the accounting auditor.

6.	Company Systems and Policies

(1)	Systems for ensuring the execution of duties of directors conforms with laws and the Articles of Association, and systems for ensuring appropriateness of other operations

The following is a summary of resolutions passed at board of directors’ meetings for systems to ensure appropriateness of business operations within Daimei. Daimei will continue to endeavor to make ongoing changes and improvements in this area.

a.	Systems for ensuring the execution of duties of directors and employees conforms with laws and the Articles of Association

Daimei established the Code of Business Conduct as a code of ethics and conduct applicable to all officers and employees of the Daimei Group. All officers and employees are familiar with the content of this code of conduct, which establishes common principles of conduct and discipline throughout the group.

In addition to promoting smooth communication and mutual peer supervision among directors in the execution of their duties, supervision of directors to prevent violations of the law or the Articles of Association before they occur and support in management functions are enhanced through the receipt of opinions and advice from external specialists such as lawyers who provide legal counsel in regard to important matters.

If a director discovers a situation involving another director that may be in violation of the law or Articles of Association, that discovering director is obliged to report the situation to the Board of Auditors and the Board of Directors promptly to correct the violation or prevent any violation before it occurs.

In addition to establishing the Compliance Committee headed by the president, Daimei promotes, establishes, and maintains an awareness of compliance throughout Daimei through a network of compliance promotion officers assigned to all divisions and the group companies and coordinated mainly through the Compliance Promotion Office.

With a view to fostering a more open corporate culture, Daimei intends to set up a number of consultation offices within and outside Daimei as a type of corporate help line or help desks where employees may report and seek counseling on any matter.

b.	System for storing and managing information relating to the execution of duties by directors

Information relating to the execution of duties by the directors is appropriately stored and managed according to the Regulations for Handling Corporate Documents and the Common Rules for Information Security. Upon receiving a request from an auditor to peruse corporate documents, Daimei also promptly provides the relevant documents.

c.	Regulations and other systems for managing the risk of loss

Daimei promotes risk management through the establishment of risk management systems under the guidance of the president. Daimei also intends to expand the internal auditing division to ensure appropriate auditing operations are in place.

d.	System for ensuring the efficient execution of duties by directors

Board of directors’ meetings, which are held generally once a month, form the basis of the system for ensuring the efficient execution of directors’ duties. In addition to taking up matters stipulated by law and the articles of incorporation, the board of directors deliberates and prepares reports on important matters concerning business management according to principles of applicable laws and regulations, management decisions, and due diligence.

 The delegation of work to directors is based on internal regulations such as the Regulations of the Organization and the Division of Work Duties and Rules of Accountability, and Daimei endeavors to promote thorough organizational management and efficient work operations through the appropriate delegation of responsibilities.

e.	System for ensuring appropriateness in operations in the corporate group consisting of

Daimei Telecom Engineering Corp., parent companies, and subsidiary companies

To facilitate management of the group business and to promote the development of the group as a whole through the integration of management, Daimei will draft Management Guidelines and Rules for Daimei Group which will establish specific standards in areas such as accountability and the exercise of authority. Appropriateness of business operations will also be ensured on the basis of these regulations.

f.
Matters concerning employees assigned to provide support to corporate auditors when the assignment of such support staff is requested by auditors and matters concerning the independence of these employees from directors

When a request for support staff is made by a corporate auditor, Daimei will assign staff to the auditor and will ensure the independence of support staff by establishing beforehand regulations regarding personnel matters such as provisions for the appointment, dismissal, and transfer of support staff.

g.
System for directors and employees to report matters to corporate auditors, system for reporting to corporate auditors relating to other matters, and system for ensuring effective auditing by corporate auditors

Whenever directors or employees become aware of or discover information concerning important matters that may have an impact on business operations or business results of Daimei, or matters stipulated by law, they must report it to a corporate auditor promptly. In addition to perusing important memos seeking management decisions and other important documents concerning the execution of business operations, corporate auditors may request reports or explanations from directors at any time.

Corporate auditors exchange opinions and information on a regular basis as needed and make efforts to communicate with the president, accounting auditor, and internal auditing department. They also attend important meetings to ascertain important decision-making processes of Daimei and the status of execution of business operations.

(2)	Policy regarding decisions on dividends from surplus

Daimei operates on the fundamental principle of providing stable dividends to shareholders and is committed to providing returns to shareholders that take into consideration business performance and a dividend payout ratio from a comprehensive perspective. To enhance corporate value, Daimei is also committed to providing for future business development from a medium- to long-term perspective and appropriating retained earnings to strengthen the operational base.

(End of “Business Report for the 66th Business Period”)

Consolidated Financial Statements
for the 66th Business Period

April 1, 2009 to March 31, 2010

Daimei Telecom Engineering Corp.

Consolidated Balance Sheet

(As of March 31, 2010)
(Unit: Millions of Yen)
ASSETS	Amount	LIABILITIES	Amount
Current Assets	44,612	Current Liabilities	16,470
Cash and bank deposits	7,313	Notes payable	215
Notes receivable	334	Accounts payable due to construction work	13,385
Accounts due for completed construction work	26,604	Short-term borrowings	103
Accounts receivable	1,215	Accounts payable	1,216
Marketable securities	486	Accrued income taxes	621
Cost of construction work in progress and other	7,506	Advances received on uncompleted construction work	313
Prepaid expenses	150	Allowance for losses on construction work	60
Deferred tax assets	277	Allowance for bonuses to directors	5
Other	734	Allowance for guarantees on completed construction work	13
Allowance for doubtful accounts	(10)	Other	535
Fixed Assets	21,753	Long-Term Liabilities	3,410
Property, plant and equipment	15,180	Long-term debt	1
Buildings and structures	10,286	Long-term accrued expenses	261
Machinery, transport equipment, tools and fixtures	3,998	Deferred tax liabilities	3
Land	8,039	Accrued retirement benefits to employees	1,559
Construction in progress	332	Accrued retirement benefits to executives	148
Accumulated depreciation	(7,476)	Negative goodwill	1,355
Intangible fixed assets	1,388	Deferred tax liabilities due to revaluation	49
Goodwill	29	Other	31
Software	1,310	TOTAL LIABILITIES	19,881
Software suspense account	23	NET ASSETS
Other	24	Shareholders’ equity	45,255
Investments and other assets	5,184	Paid-in capital	5,610
Investments in securities	2,789	Capital surplus	4,025
Long-term loans receivable	124	Earned surplus	37,253
Deposits and guarantees	712	Treasury stock	(1,634)
Deferred tax assets	993	Valuations and translation adjustments	53
Other	876	Valuation difference on available-for-sale securities	159
Allowance for doubtful accounts	(311)	Land revaluation adjustments	(105)
		Minority interests	1,176
		TOTAL NET ASSETS	46,485
TOTAL ASSETS	66,366	TOTAL LIABILITIES AND NET ASSETS	66,366

(Note)	The figures shown above have been rounded to the nearest million yen.

Consolidated Statement of Income

(April 1, 2009 to March 31, 2010)

 (Unit: Millions of Yen)
Item	Amount
Construction work completed	115,670
Cost of construction work completed	101,747
Gross profit on construction work completed	13,922
Selling, general and administrative expenses	9,239
Operating Income	4,683
Non-operating income
Interest income	13
Dividend income	74
Amortization of negative goodwill	23
Real estate rent income	62
Miscellaneous income	65
Total	239
Non-operating expenses
Interest expense	64
Miscellaneous expenses	20
Total	85
Ordinary Income	4,837
Extraordinary income
Gain from sale of fixed assets	0
Gain from sale of investment securities	41
Reversal of allowance for doubtful accounts	7
Reimbursement due to cancellation of insurance	34
Gain on change in equity interest	107
Total	191
Extraordinary expenses
Loss on disposal of fixed assets	165
Impairment loss	81
Valuation loss on investment securities	8
Expenses related to business integration	56
Late charges	21
Total	334
Income before income taxes and adjustments	4,694
Income taxes – current	1,911
Income taxes - deferred	(360)
Total	1,550
Minority interests	104
Net Income	3,038

(Note)	The figures shown above have been rounded to the nearest million yen.

Consolidated Statement of Changes in Shareholders’ Equity, Etc.

(April 1, 2009 to March 31, 2010)

(Unit: Millions of Yen)

	Shareholders’ Equity
	Paid-in capital	Capital surplus	Earned surplus	Treasury stock	Total shareholders’ equity
Balance as of March 31, 2009	5,610	4,052	35,095	(2 ,299)	42,459
Change during the consolidated fiscal year
Dividends paid from surplus			(803)		(803)
Net income			3,038		3,038
Acquisition of treasury stock				(2)	(2)
Disposal of treasury stock		(103)		667	563
Transfer of loss on disposal of treasury stock		76	(76)
Other changes, apart from shareholder’s equity, during the consolidated fiscal year (net)
Total change during the consolidated fiscal year	―	(26)	2,158	664	2,796
Balance as of March 31, 2010	5,610	4,025	37,253	(1,634)	45,255

	Valuation and Translation Adjustments
	Other valuation adjustment of marketable securities	Land revaluation adjustment	Total valuation and adjustments	Minority interests	Total net assets
Balance as of March 31, 2009	(24)	(105)	(129)	3,070	45,400
Change during the consolidated fiscal year
Dividends from surplus					(803)
Net income					3,038
Acquisition of treasury stock					(2)
Disposal of treasury stock					563
Transfer of loss on disposal of treasury stock
Other changes, apart from shareholder’s equity, during the consolidated fiscal year (net)	183	0	183	(1,894)	(1,710)
Total change during the consolidated fiscal year	183	0	183	(1,894)	1,085
Balance as of March 31, 2010	159	(105)	53	1,176	46,485

(Note)   The figures shown above have been rounded to the nearest million yen.

 Notes to the Consolidated Financial Statements

(Significant Items Forming the Basis for Preparing the Consolidated Financial Statements)

1.	Scope of Consolidation

(1)	Number of consolidated subsidiaries: 12

Names of principal consolidated subsidiaries:	Tohoken System Engineering Corp. Daimei Tsusan Corp. Daimei Next Co., Ltd. Daimei Network Co., Ltd.

In the consolidated fiscal year under review, Daimei Telecom Corp., a fully-owned subsidiary of Daimei Telecom Engineering Corp. (“Company”), merged with and acquired, effective July 1, 2009, Daimei Comtech Co., Ltd., another fully-owned subsidiary of the Company, and changed its trade name to “Daimei Next Co., Ltd.”

(2)	Number of non-consolidated subsidiaries: None

At the Meeting of the Board of Directors held on January 27, 2010, a resolution was adopted for winding up Telecom Engineering Lanka Private Limited, a non-consolidated subsidiary of the Company, and the liquidation proceedings were fully completed during the consolidated fiscal year under review.

2.	Application of Equity Method

(1)	Number of affiliated companies accounted for by the equity method: None

(2)	Number of non-consolidated subsidiaries and affiliated companies not accounted for by the equity method: 1 company

Enkay Enterprises (Private) Limited

The above affiliated company is no longer accounted for by the equity method, as it has a marginal impact on consolidated net income or loss, earned surplus, etc., and is of no significance to the overall Company.

3.	Business Periods, Etc. of Consolidated Subsidiaries

The financial accounts of Meisei Correspondence Co., Ltd., a consolidated subsidiary of the Company, are settled on January 31 of each year, which is less than three months prior to the consolidated fiscal year date. Therefore, the Consolidated Financial Statements incorporate the financial statements of the said subsidiary as at the aforesaid year end date, provided, however, that, the necessary consolidation adjustments are made where significant transactions occur prior to the consolidated fiscal year end date.

It is noted that all other consolidated subsidiaries use the same year end date as the consolidated fiscal year end date.

4.	Standards for Accounting Treatment

(1)	Valuation standards and methods for significant assets

a.	Securities
Available-for-sale securities:
Securities with market value:
At market value based on market prices, etc. as of the end of each consolidated fiscal year (unrealized losses or gains on those securities are added directly to shareholders’ equity, while the cost of sales of these securities is calculated using the moving average method).

Securities with no market value:	At cost using the moving average method.

b.	Inventories
Cost of construction work in progress:	At cost using the specific cost method.

Merchandise:	At cost using the moving average method. (Write-down of assets due to a decline in profitability)

Materials and supplies:	At cost using the first-in, first-out method. (Write-down of assets due to a decline in profitability)

(2)	Depreciation methods for significant depreciable assets

a.	Tangible fixed assets (excluding leases)

Depreciation is determined by the declining balance method.

However, buildings acquired after April 1, 1998 (excluding structures annexed thereto) are depreciated using the straight-line method. In addition, small-value depreciable assets with a purchase price between 100,000 yen and 200,000 yen are depreciated uniformly over a 3-year period.

The range of useful lives is estimated as follows:

Buildings: 6 to 65 years
Other tangible assets: 5 to 50 years

Assets acquired prior to March 31, 2007 are depreciated uniformly over the 5-year period from the consolidated fiscal year after they reach their respective depreciable limits, and the depreciation of these assets is reported as part of depreciation expense.

b.	Intangible fixed assets (excluding leases)

Depreciation is determined by the straight-line method.

However, software for internal use is carried using the straight-line method over their estimated useful lives (5 years).

c.	Leases
For lease assets relating to finance lease transactions that do not transfer ownership to the lessee, the straight-line method is adopted with a residual value of zero, with the lease period deemed to be equal to the service life of each such asset. Further, such finance lease transactions originating prior to March 31, 2008 continue to be accounted for in the same manner as ordinary lease transactions.

(3)	Reporting standards for significant allowances

a.	Allowance for doubtful receivables

To prepare for losses from non-collection of receivables, an amount that is likely to remain unrecovered is appropriated:

(i)	General receivables:	Based on historical ratio of actual losses.

(ii)	Doubtful receivables, etc.:	Unrecoverable amounts from individual receivables are estimated according to the likelihood of recovery.

b.	Allowance for losses on construction work

To prepare for future losses relating to construction orders received, an estimated amount of losses is appropriated equal to the amount of foreseeable losses that can be reasonably estimated with respect to the construction orders outstanding at the end of the consolidated fiscal year under review.

c.	Allowance for bonuses to directors

To prepare for the payment of bonuses to directors, an allowance is appropriated based on the amount expected to be paid out in the consolidated fiscal year under review.

(Supplementary information)

In the previous consolidated fiscal year, the Company provided an estimated amount of bonuses to be appropriated for the payment of bonuses to directors. However, a resolution was adopted at the Ordinary General Meeting of Shareholders held on June 25, 2009 for the reexamination of remuneration policy for directors, and, as a result, an allowance for bonuses to directors is no longer appropriated beginning in the consolidated fiscal year under review.

d.	Allowance for guarantees on completed construction work

To prepare for expenses for guarantees against defects on completed construction work, an estimated amount is appropriated based on the historical ratio of actual guarantees during a prescribed period in the past.

e.	Reserve for employees’ retirement benefits

To prepare for the payment of severance and retirement benefits for employees, an amount is appropriated based on the anticipated required payout on employees’ retirement benefits and estimated pension assets at the end of the consolidated fiscal year under review.

Liabilities relating to the prior service of employees are charged to expenses using the straight-line method over a prescribed number of years (15 years) within the average remaining service years of employees at the time that such liabilities are incurred. Actuarial gains or losses occurring in this calculation are recognized in expenses for each year following the consolidated fiscal year in which they occur, using the straight-line method over a prescribed number of years (15 years) within the average remaining service years of employees at the time such gains or losses occur.

(Change in accounting policy)

Beginning in the consolidated fiscal year under review, the Company conforms to the accounting standards set out in the “Partial Amendments to Accounting Standards for Retirement Benefits (Part 3)” (Accounting Standards Board of Japan (ASBJ) Statement No. 19, July 31, 2008).

Since actuarial differences are amortized for each year following the consolidated fiscal year in which they occur, this change in accounting policy has no significant effect on operating income, ordinary income, and net income before taxes and adjustments.

In addition, there is an insignificant balance of unrecognized actuarial differences on liabilities for employees’ retirement benefits arising from the adoption of the above accounting standards.

f.	Allowance for retirement benefits for directors

Certain subsidiaries of the Company prepare for the payment of retirement benefits for directors by providing the amount required for such benefits at the end of each consolidated fiscal year based on internal regulations.

(Supplementary information)

In the past, the Company and Daimei Techno Co., Ltd. provided an allowance for retirement benefits for directors. However, pursuant to the resolution adopted at the Ordinary General Meeting of Shareholders of the Company held on June 25, 2009 as well as the resolution adopted at the Ordinary General Meeting of Shareholders of Daimei Techno Co., Ltd. held on June 12, 2009, the system for making allowances for retirement benefits for directors was terminated. As a result, a cutoff payment is to be paid for the retirement benefits for directors that accrued during terms of appointment prior to the respective dates of the above meetings.

Further, the payment of the aforesaid cutoff payment occurs at the time of retirement of each director, and the retirement benefits for each director are recognized as “long-term accounts payable” under long-term liabilities until time of retirement.

5.	Other Significant Items Forming the Basis for Preparing the Consolidated Financial Statements

(1)	Reporting standards for completed construction work

For construction contracts for which the outcome of construction activities up to the end of each consolidated fiscal year is deemed certain, the percentage-of-completion method is used (the rate of construction progress is estimated as the percentage of the cost incurred to the estimated total cost). For other construction contracts, the completed-contract method is applied.

(Change in accounting policy)

The Company previously recognized revenue from construction contracts by using the percentage-of-completion method for long-term large projects (projects with a term of construction spanning over 3 business periods and a contract value of 1.7 billion yen or more), and used the completed-contract method for other construction projects. During the consolidated fiscal year under review, the Company adopted “Accounting Standards for Construction Contracts” (ASBJ Statement No. 15, December 27, 2007) and “Implementation Guidance on Accounting Standards for Construction Contracts” (ASBJ Guidance No. 18, December 27, 2007). As a result, commencing in the consolidated fiscal year under review, the Company can apply the percentage-of-completion method on construction contracts, provided that the outcome of construction activities up to the end of each fiscal year is deemed certain (the rate of construction progress is estimated as the percentage of the cost incurred to the estimated total cost). For other construction contracts, the completed-contract method is applied.

This change in accounting policy has no significant effect on completed construction work, operating income, ordinary income, and net income before taxes and adjustments in the consolidated fiscal year under review.

(2)	Accounting for consumption taxes, etc.

All figures exclude consumption taxes, etc.

6.	Valuation of Assets and Liabilities of Consolidated Subsidiaries

The assets and liabilities of consolidated subsidiaries are entirely valued using the mark-to-market valuation method.

7.	Amortization of Goodwill and Negative Goodwill

Goodwill and negative goodwill are amortized uniformly over a 5-year period.

(Reclassifications)

1.	Consolidated Balance Sheet

During the consolidated fiscal year under review, “Deposits and guarantees,” which were included in “Other investments and other assets” under investments and other assets in the previous consolidated fiscal year (578 million yen in the previous consolidated fiscal year), were reclassified as a separate account due to their increased significance.

(Notes to the Consolidated Balance Sheet)

1.	Guarantee Liabilities

The Company guarantees a 115 million yen loan of Sano Cable TV Co., Ltd. from a financial institution.

In addition, the Company has 436 million yen in guarantee liabilities in connection with housing loans of employees.

2.	Revaluation of Land

Tohoken System Engineering Corp., a consolidated subsidiary of the Company, revaluates its business-use land in accordance with the Law Concerning Revaluation of Land (Law No.34 enacted on March 31, 1998 and last amended on June 29, 2001). Further, the necessary consolidation adjustments are made, and the amount derived after deducting the revaluation-related deferred tax liabilities is recognized as a land revaluation difference and reported under net assets.

(1)	Revaluation method

Land is revaluated by making reasonable adjustments to its appraisal value based on the method announced by the Commissioner of the National Tax Agency for determining the value of land, which forms the basis for computing the taxable amount for the land value tax pursuant to Article 16 of the Land Value Tax Law (Law No. 69, 1991) referred to in Article 2, Paragraph 4 of the Enforcement Regulations for the Law Concerning Revaluation of Land (Ordinance No. 119 enacted on March 31, 1998).

(2)	Date of land revaluation: March 31, 2002

(3)	Difference between market value at the consolidated fiscal year under review and post-revaluation book value of land: 468 million yen

 (Notes to the Consolidated Statement of Income)

1.	Impairment Loss

In the consolidated fiscal year under review, the Daimei Group recognized an impairment loss on the following group of assets:

Location	Purpose of asset	Classification	Impairment loss (Millions of Yen)
Kawasaki, Kanagawa Prefecture	Asset for rent	Land Structure	42
Narashino, Chiba Prefecture	Idle asset	Land Structure	39

The assets of the Daimei Group are grouped by each Business Headquarters according to the asset classifications used for management accounting purposes, and assets for rent and idle assets are recognized as individual properties.

As a result of the Company’s decision to dispose of the above asset for rent and idle asset during the consolidated fiscal year under review, their respective book values were written down to recoverable values, and the amount written down was recognized as an impairment loss of 81 million yen (78 million yen for land and 3 million yen for structure) and reported under extraordinary losses.

Further, the recoverable values of such assets are measured by their net realizable values, which are computed using the expected sale prices.

(Notes to the Consolidated Statement of Changes in Shareholders’ Equity, Etc.)

1.	Issued Shares

Stock Class	End of the Previous Consolidated Fiscal Year	Increase	Decrease	End of the Consolidated Fiscal Year under Review
Common stock (thousand shares)	41,112	―	―	41,112

2.	Dividends

(1)	Dividends Paid

Resolution	Class of shares	Total dividends (Million Yen)	Dividend per share (Yen)	Record date	Effective date
Ordinary general meeting of shareholders held on Jun. 25, 2009	Common stock	420	11.00	Mar. 31, 2009	Jun. 26, 2009
Meeting of the Board of Directors held on Nov. 11, 2009	Common stock	382	10.00	Sep. 30, 2009	Dec. 7, 2009

(2)	Dividends for which the cutoff date occurred during the consolidated fiscal year under review and the effective date occurs in the next consolidated fiscal year

It is expected that a resolution will be adopted as follows at the Ordinary General Meeting of Shareholders to be held on June 29, 2010:

Resolution to be adopted	Class of Shares	Source of dividends	Total dividends (Million Yen)	Dividend per share (Yen)	Record date	Effective date
Ordinary general meeting of shareholders on June 29, 2010	Common Stock	Earned Surplus	390	10.00	Mar. 31, 2010	Jun. 30, 2010

3.	Stock Acquisition Rights

			Number of shares to be issued (Thousand Shares)
Classification of entity	Details	Class of shares to be issued	End of the previous consolidated fiscal year	Increase	Decrease	End of the consolidated fiscal year under review
Company	Stock acquisition rights granted as stock options in 2003	Common Stock	11	―	11	―

(Note)
The decline in stock acquisition rights granted as stock options in 2003 represents 10,000 shares as a result of the exercise of rights, and 1,000 shares as a result of the cancellation of rights upon expiry of the exercise period.

(Notes to Financial Instruments)

1.	Conditions of Financial Instruments

(1)	Policy on financial instruments

The Daimei Group manages surplus funds using safe and secure short-term financial assets, and it is a policy of the group not to enter into transactions for speculative purposes.

(2)	Description and risks of financial instrument and risk management structure

Accounts due for completed construction work, which represent trade receivables, are exposed to customers’ credit risk. To mitigate this risk, the Company, according to its internal regulations, properly evaluates the creditworthiness of each business partner using credit reports and other such materials and information in order to determine whether or not to enter into transactions with that business partner.

Investments in securities are exposed to market price fluctuation risk. However, these securities represent the shares of enterprises with which the Company has business relationships, and therefore this risk is managed by routinely checking the market values of these securities.

Accounts payable due to construction work, which represent trade indebtedness, are due within one year.

2.	Market Values, Etc. of Financial Instruments

The amount of each financial instrument as reported in the Consolidated Balance Sheet as of March 31, 2010 and its market value, and the difference between the said amount and market value are shown below.

Please note that the table below excludes financial instruments for which market value is particularly difficult to determine.
(Unit: Million Yen)

	Amount Reported in the Consolidated Balance Sheet	Market Value	Difference
(1) Cash and bank deposits (2) Accounts due for completed construction work (3) Investments in securities Available-for-sale securities	7,313 26,604 2,595	7,313 26,604 2,595	― ― ―
Total assets	36,513	36,513	―
(1) Accounts payable due to construction work	13,385	13,385	―
Total liabilities	13,385	13,385	―

(Note 1)	Methods for computing the market value of financial instruments, and remarks on marketable securities and derivatives transactions

Assets

(1)	Cash and bank deposits

Since bank deposits are short-term by nature, their market values are nearly equal to their book values. Therefore, they are stated at book value.

(2)	Accounts due for completed construction work

Since accounts due for completed work are settled within a short period of time, their market values are nearly equal to their book values. They are stated at book value.

(3)	Investments in securities

The market values of shares are based on their prices on the stock exchanges, while investment funds are stated at their published benchmark prices.

Liabilities

(1)	Accounts payable due to construction work

Since accounts payable due to construction work are settled in a short period of time, their market values are nearly equal to their book values. Therefore, they are stated at book value.

Derivatives transactions

Not applicable. The Daimei Group does not enter into derivatives transactions.

(Note 2)	Financial instruments for which market value is particularly difficult to determine

a.	Unlisted stocks

Classification	Amount Reported in the Consolidated Balance Sheet (Million Yen)
Unlisted stocks	193

There are no market quotations for these stocks, and determining their market values is considered particularly difficult. Therefore, these stocks are not included in “(3) Investments in Securities.”

(Note 3)	Scheduled Redemptions on Financial Claims and Marketable Securities with Maturity Dates after the Closing Date for Consolidated Financial Accounts

(Unit: Million Yen)

	Within 1 Year	Between 1 and 5 Years	Between 5 and 10 years	More than 10 Years
(1) Cash and bank deposits	7,313	―	―	―
(2) Accounts due for completed construction work	26,604	―	―	―
(3) Investments in securities Available-for-sale securities with maturity dates	―	397	―	―
Total	33,918	397	―	―

(Supplementary information)

In the consolidated fiscal year under review, the Company adopted the “Accounting Standards for Financial Instruments” (ASBJ Statement No. 10, March 10, 2008) and the “Implementation Guidance on Disclosures about Fair Value of Financial Instruments” (ASBJ Guidance No. 19, March 10, 2008).

(Notes to Rental Properties)

No information is disclosed on rental properties, as these properties are of limited significance to the Company.

(Supplementary information)

In the consolidated fiscal year under review, the Company adopted the “Accounting Standards for Disclosure Relating to Fair Value of Investment and Rental Property” (ASBJ Statement No. 20, November 28, 2008) and the “Implementation Guidance on Disclosure Relating to Fair Value of Investment and Rental Property” (ASBJ Guidance No. 23, November 28, 2008).

(Notes to Per Share Data)

1.	Net asset per share:	1,159.50 yen

2.	Net income per share:	79.40 yen

(Note)	Calculation Basis
	1.	Net asset per share:
		Total assets reported in the Consolidated Balance Sheet:	46,485 million yen
		Net assets relating to common stock:	45,309 million yen
		Number of issued shares of common stock:	41,112 thousand shares
		Number of treasury share of common stock:	2,035 thousand shares
		Number of shares of common stock used to calculate net asset per share:	39,076 thousand shares

2.	Net income per share:
	Net income reported in the Consolidated Statement of Income:	3,038 million yen
	Amount not attributed to common shareholders:	None
	Net income relating to common stock:	3,038 million yen
	Average number of shares of common stock during the period:	38,267 thousand shares

(Notes to Significant Subsequent Events)

(Management Integration with Commuture Corp. and TODENTSU Corporation)

On the assumption that approval will be obtained at the 66th Ordinary General Meeting of Shareholders to be held on June 29, 2010, an agreement has been reached among the Company, Commuture Corp. and TODENTSU Corporation whereby the three companies will jointly transfer shares effective October 1, 2010 to establish a joint holding company, and each company will be placed under the said holding company as a subsidiary. At the Meeting of the Board of Directors of the Company held on May 19, 2010, a resolution was adopted for the preparation of a share transfer plan concerning the said transfer of shares, and for the execution of a management integration agreement. On the same day, the Company entered into the management integration agreement with Commuture and TODENTSU.

1.	Purpose of the Management Integration

The purpose of the management integration is to use to the greatest extent possible the management resources of the three companies in order to maximize corporate value, enhance competitiveness and promote greater efficiency in each area of business, and achieve integrated results.

2.	Share Transfer Method and Details

Through a joint share transfer between the Company, Commuture and TODENTSU, all of the issued shares of the three companies will be transferred to the joint holding company (to be established), after which time the Company, along with the other two companies, will become a wholly-owned subsidiary of the said joint holding company. In addition, it is planned that the shares of the joint holding company will be allotted to the shareholders of the Company, Commuture and TODENTSU. Note, however, that the relevant schedule, etc. may be amended after consultations among the three companies as they proceed with the necessary procedures in the future.

3.	Date of Share Transfer

It is scheduled that the effective date of the share transfer and the establishment date for the joint holding company will occur on October 1, 2010.

4.	Other Significant Items

(Share transfer ratio)

The joint holding company will allocate and deliver 0.77 shares of its common stock for 1 share of Commuture common stock, 0.24 shares of its common stock for 1 share of TODENTSU common stock, and 1 share of its common stock for 1 share of the Company’s common stock.

(Outline of the new company to be established by the share transfer)

Trade name:	MIRAIT Holdings Corporation

Main businesses:
Business management and related operations concerning the subsidiary companies and group companies which engage in telecommunications network installation business, electrical equipment business, civil engineering business, construction business, and other related businesses.

Head office:	Koto-ku, Tokyo

Paid-in capital:	7 billion yen

(Summary of accounting treatment arising from the share transfer)

The proposed share transfer falls under “acquisitions” as provided for in the “Accounting Standards for Business Combinations” (ASBJ Statement No. 21, December 26, 2008), and therefore will be accounted for using the purchase method. It is expected that, for accounting purposes, the assets and liabilities of the acquired companies will be recognized at market value in the consolidated financial statements of the joint holding company.

(Other Notes)

1.	Business Combinations, Etc.

(Merger and Acquisition of Daimei Comtech Co., Ltd. by Daimei Telecom Corp.)

(1)
Parties to the business combination and a description of their businesses, legal form of the business combination, company name after the business combination, and outline of the transaction, including the purpose thereof:

a.	Parties to the business combination and a description of their businesses

Company Name	Description of Business
Daimei Telecom Corp.	Telecommunications network facility construction business, and temporary staffing of specified workers
Daimei Comtech Co., Ltd.	Telecommunications network facility construction business

b.	Legal form of the business combination

A merger and acquisition transaction whereby Daimei Telecom Corp. became the surviving company, and Daimei Comtech Co., Ltd. ceased to exist.

c.	Company name after the business combination

The company name after the business combination was changed to Daimei Next Co., Ltd.

d.	Outline of the transaction, including the purpose thereof

The purpose of the transaction was to centralize group management resources and facilitate management efficiency, to build a structure that can flexibly respond to operational changes in the NTT engineering network business in the Tokyo metropolitan area, to minimize costs through reinforced controls and cost reduction measures, and to expand our business territory to cater to private-sector demand, etc. in order to increase profits.

(2)	Outline of the accounting treatment implemented

The above transaction was accounted for as a transaction under common control pursuant to the “Accounting Standards for Business Combinations” (released by the Business Accounting Council, October 31, 2003) and the “Implementation Guidance on Accounting Standards for Business Combinations and the Accounting Standards for Business Divestitures” (ASBJ Guidance No. 10 issued on November 15, 2007).

 (Share Exchange to Make Tohoken System Engineering Corp. a Wholly-Owned Subsidiary of the Company)

(1)
Parties to the business combination and a description of their businesses, legal form of the business combination, company name after the business combination, and outline of the transaction, including the purpose thereof:

a.	Parties to the business combination and a description of their businesses

Company Name	Description of Business
Daimei Telecom Engineering Corp.	Telecommunications network facility business
Tohoken System Engineering Corp.	Telecommunications network facility construction business

b.	Legal form of the business combination

A share exchange whereby the Company became the wholly owning parent company and Tohoken System Engineering Corp. became a subsidiary wholly owned by the Company.

c.	Company name after the business combination

No change in the company names.

d.	Outline of the transaction, including the purpose thereof

On March 25, 2010, the Company executed a share exchange in which Tohoken System Engineering Corp., its consolidated subsidiary, became wholly owned by the Company. The purpose of the share exchange was to enhance the Company’s construction work structure through improved cohesiveness within the Daimei Group, and to effectively utilize management resources in order to respond flexibly and rapidly to changes in the business environment.

The Company executed the share exchange without obtaining approval at a General Meeting of Shareholders in accordance with the procedure for a simple share exchange based on the provisions of Article 796, Paragraph 3 of the Companies Act of Japan.

(2)	Outline of the accounting treatment implemented

The above transaction was accounted for as a transaction under common control pursuant to the “Accounting Standards for Business Combinations” (released by the Business Accounting Council, October 31, 2003) and the “Implementation Guidance on Accounting Standards for Business Combinations and the Accounting Standards for Business Divestitures” (ASBJ Guidance No. 10 issued on November 15, 2007).

(3)	Purchase of additional shares of the subsidiary

a.	Purchase cost and its breakdown:

Purchase price:	Common stock of the Company:	625 million yen
Expense directly incurred due to the purchase:	Remuneration, etc. relating to services for calculating the share exchange ratio:	14 million yen
Purchase cost		639 million yen

b.	Share exchange ratio

	Daimei Telecom Engineering Co., Ltd. (wholly owning parent company through the share exchange)	Tohoken System Engineering Corporation (wholly owned subsidiary through the share exchange)
Share Exchange Ratio	1	0.25

c.	Calculation of the share exchange ratio

The Company and Tohoken System Engineering Corp. determined the above ratio based on the results of a calculation of the share exchange ratio performed by a third-party assessment organization.

d.	Number of shares issued and their fair value

Number of shares issued:	778,630 shares
Fair value:	529 million yen

e.	Amount of negative goodwill arising from the share exchange

1,224 million yen

f.	Cause of the negative goodwill

The negative goodwill was incurred primarily because the amount of decline in minority interests resulting from the share exchange exceeded the purchase cost of the additional common shares of Tohoken System Engineering Corp. purchased by the Company.

g.	Amortization method and period for the negative goodwill incurred

Uniformly amortized over a 5-year period.

(Share Exchange to Make Daimei Network Co., Ltd. a Wholly-Owned Subsidiary of the Company)

(1)
Parties to the business combination and a description of their businesses, legal form of the business combination, company name after the business combination, and outline of the transaction, including the purpose thereof:

a.	Parties to the business combination and a description of their businesses

Company Name	Description of Business
Daimei Telecom Engineering Corp.	Telecommunications network facility business

Daimei Network Co., Ltd.	Telecommunications network facility construction business

b.	Legal form of the business combination

A share exchange whereby the Company became the wholly owning parent company and Daimei Network Co., Ltd. became a subsidiary wholly owned by the Company.

c.	Company name after the business combination

No change in the company names.

d.	Outline of the transaction, including the purpose thereof

On March 25, 2010, the Company executed a share exchange in which Daimei Network Co., Ltd., its consolidated subsidiary, became wholly owned by the Company. The purpose of the share exchange was to enhance the Company’s construction work structure through improved cohesiveness within the Daimei Group, and to effectively utilize management resources in order to respond flexibly and rapidly to changes in the business environment.

The Company executed the share exchange without obtaining approval at a General Meeting of Shareholders in accordance with the procedure for a simple share exchange based on the provisions of Article 796, Paragraph 3 of the Companies Act of Japan.

(2)	Outline of the accounting treatment implemented

The above transaction was accounted for as a transaction under common control pursuant to the “Accounting Standards for Business Combinations” (released by the Business Accounting Council, October 31, 2003) and the “Implementation Guidance on Accounting Standards for Business Combinations and the Accounting Standards for Business Divestitures” (ASBJ Guidance No. 10 issued on November 15, 2007).

(3)	Purchase of additional shares of the subsidiary

a.	Purchase cost and its breakdown:

Purchase price:	Common stock of the Company:	17 million yen
Expense directly incurred due to the purchase:	Remuneration, etc. relating to services for calculating the share exchange ratio:	0 million yen
Purchase cost		18 million yen

b.	Share exchange ratio

	Daimei Telecom Engineering Co., Ltd. (wholly owning parent company through the share exchange)	Daimei Network Co., Ltd. (wholly owned subsidiary through the share exchange)
Share Exchange Ratio	1	7

c.	Calculation of the share exchange ratio

The Company and Daimei Network Co., Ltd. determined the above ratio based on the results of a calculation of the share exchange ratio performed by a third-party assessment organization.

d.	Number of shares issued and their fair value

Number of shares issued:	22,400 shares
Fair value:	15 million yen

e.	Amount of negative goodwill arising from the share exchange

25 million yen

f.	Cause of the negative goodwill

The negative goodwill was incurred primarily because the amount of decline in minority interests resulting from the share exchange exceeded the purchase cost of the additional common shares of Daimei Network Co., Ltd. purchased by the Company.

g.	Amortization method and period for the negative goodwill incurred

Uniformly amortized over a 5-year period.

(Share Exchange to Make Daimei Tsusan Corp. a Wholly-Owned Subsidiary of the Company)

(1)
Parties to the business combination and a description of their businesses, legal form of the business combination, company name after the business combination, and outline of the transaction, including the purpose thereof:

a.	Parties to the business combination and a description of their businesses

Company Name	Description of Business
Daimei Telecom Engineering Corp.	Telecommunications network facility business
Daimei Tsusan Corp.	Sale of materials, etc. relating to communications equipment, and sale and rental of construction equipment

b.	Legal form of the business combination

A share exchange whereby the Company became the wholly owning parent company and Daimei Tsusan Corp. became a subsidiary wholly owned by the Company.

c.	Company name after the business combination

No change in the company names.

d.	Outline of the transaction, including the purpose thereof

On March 25, 2010, the Company executed a share exchange in which Daimei Tsusan Corp., its consolidated subsidiary, became wholly owned by the Company. The purpose of the share exchange was to enhance the Company’s construction work structure through improved cohesiveness within the Daimei Group, and to effectively utilize management resources in order to respond flexibly and rapidly to changes in the business environment.

The Company executed the share exchange without obtaining approval at a General Meeting of Shareholders in accordance with the procedure for a simple share exchange based on the provisions of Article 796, Paragraph 3 of the Companies Act of Japan.

(2)	Outline of the accounting treatment implemented

The above transaction was accounted for as a transaction under common control pursuant to the “Accounting Standards for Business Combinations” (released by the Business Accounting Council, October 31, 2003) and the “Implementation Guidance on Accounting Standards for Business Combinations and the Accounting Standards for Business Divestitures” (ASBJ Guidance No. 10 issued on November 15, 2007).

(3)	Purchase of additional shares of the subsidiary

a.	Purchase cost and its breakdown:

Purchase price:	Common stock of the Company:	7 million yen
Expense directly incurred due to the purchase:	Remuneration, etc. relating to services for calculating the share exchange ratio:	0 million yen
Purchase cost		7 million yen

b.	Share exchange ratio

	Daimei Telecom Engineering Co., Ltd. (wholly owning parent company through the share exchange)	Daimei Tsusan Corp. (wholly owned subsidiary through the share exchange)
Share Exchange Ratio	1	0.25

c.	Calculation of the share exchange ratio

The Company and Daimei Tsusan Corp. determined the above ratio based on the results of a calculation of the share exchange ratio performed by a third-party assessment organization.

d.	Number of shares issued and their fair value

Number of shares issued:	8,870 shares
Fair value:	6 million yen

e.	Amount of negative goodwill arising from the share exchange

6 million yen

f.	Cause of the negative goodwill

The negative goodwill was incurred primarily because the amount of decline in minority interests resulting from the share exchange exceeded the purchase cost of the additional common shares of Daimei Tsusan Corp. purchased by the Company.

g.	Amortization method and period for the negative goodwill incurred

Uniformly amortized over a 5-year period.

(Share Exchange to Make Daimei Next Co., Ltd. a Wholly-Owned Subsidiary of the Company)

(1)
Parties to the business combination and a description of their businesses, legal form of the business combination, company name after the business combination, and outline of the transaction, including the purpose thereof:

a.	Parties to the business combination and a description of their businesses

Company Name	Description of Business
Daimei Telecom Engineering Corp.	Telecommunications network facility business
Daimei Next Co., Ltd.	Telecommunications network facility construction business

b.	Legal form of the business combination

A share exchange whereby the Company became the wholly owning parent company and Daimei Next Co., Ltd. became a subsidiary wholly owned by the Company.

c.	Company name after the business combination

No change in the company names.

d.	Outline of the transaction, including the purpose thereof

On March 25, 2010, the Company executed a share exchange in which Daimei Next Co., Ltd., its consolidated subsidiary, became wholly owned by the Company. The purpose of the share exchange was to enhance the Company’s construction work structure through improved cohesiveness within the Daimei Group, and to effectively utilize management resources in order to respond flexibly and rapidly to changes in the business environment.

The Company executed the share exchange without obtaining approval at a General Meeting of Shareholders in accordance with the procedure for a simple share exchange based on the provisions of Article 796, Paragraph 3 of the Companies Act of Japan.

(2)	Outline of the accounting treatment implemented

The above transaction was accounted for as a transaction under common control pursuant to the “Accounting Standards for Business Combinations” (released by the Business Accounting Council, October 31, 2003) and the “Implementation Guidance on Accounting Standards for Business Combinations and the Accounting Standards for Business Divestitures” (ASBJ Guidance No. 10 issued on November 15, 2007).

(3)	Purchase of additional shares of the subsidiary

a.	Purchase cost and its breakdown:

Purchase price:	Common stock of the Company:	10 million yen
Expense directly incurred due to the purchase:	Remuneration, etc. relating to services for calculating the share exchange ratio:	0 million yen
Purchase cost		11 million yen

b.	Share exchange ratio

	Daimei Telecom Engineering Co., Ltd. (wholly owning parent company through the share exchange)	Daimei Next Co., Ltd. (wholly owned subsidiary through the share exchange)
Share Exchange Ratio	1	20

c.	Calculation of the share exchange ratio

The Company and Daimei Next Co., Ltd. determined the above ratio based on the results of a calculation of the share exchange ratio performed by a third-party assessment organization.

d.	Number of shares issued and their fair value

Number of shares issued:	13,440 shares
Fair value:	9 million yen

e.	Amount of negative goodwill arising from the share exchange

12 million yen

f.	Cause of the negative goodwill

The negative goodwill was incurred primarily because the amount of decline in minority interests resulting from the share exchange exceeded the purchase cost of the additional common shares of Daimei Next Co., Ltd. purchased by the Company.

g.	Amortization method and period for the negative goodwill incurred

Uniformly amortized over a 5-year period.

Accounting Auditor’s Audit Report on Consolidated Financial Statements

Audit Report of Independent Accounting Auditors

May 20, 2010

To:	The Board of Directors, Daimei Telecom Engineering Corp.

KPMG AZSA & Co.

Hiroshi Yamamura (Seal) Representative and Partner, Certified Public Accountant

Hiroo Iwade (Seal) Representative and Partner, Certified Public Accountant

We have audited the Consolidated Financial Statements – consisting of the Consolidated Balance Sheet, the Consolidated Statement of Income, the Consolidated Statement of Changes in Shareholders’ Equity, Etc., and the Notes to the Consolidated Financial Statements – of Daimei Telecom Engineering Corp. (the “Company”) applicable to its consolidated fiscal year from April 1, 2009 to March 31, 2010 in accordance with Article 444, Paragraph 4 of the Companies Act of Japan. The preparation of the Consolidated Financial Statements is the responsibility of the Company’s management. Our responsibility is to express an opinion on the Consolidated Financial Statements from an independent standpoint.

We conducted our audit in accordance with auditing standards generally accepted in Japan. Those standards require us to obtain reasonable assurance regarding whether the Consolidated Financial Statements are free of material misstatement. An audit is performed on a test basis, and includes assessing the accounting policies and the methods of their application adopted by management, and estimates made by management, as well as evaluating the overall presentation of the Consolidated Financial Statements. We believe that our audit provides a reasonable basis for our opinion.

We are of the opinion that the Consolidated Financial Statements present fairly, in all material respects, the financial position and results of operations of the corporate group comprising the Company and its consolidated subsidiaries for the period applicable to the Consolidated Financial Statements in conformity with the corporate accounting standards generally accepted in Japan.

Supplementary remarks:

As stated under the “Notes on Significant Subsequent Events” in the Notes to the Consolidated Financial Statements, the Company reached an agreement with Commuture Corp. and TODENTSU Corporation to establish a joint holding company through a transfer of shares. At the Meeting of the Board of Directors of the Company held on May 19, 2010, a resolution was adopted for the preparation of a share transfer plan concerning the said transfer of shares, and for the execution of a management integration agreement, and on the same day the Company entered into the management integration agreement with the said two companies.

Neither our firm nor our partners have any interest in the Company that should be disclosed pursuant to the provisions of the Certified Public Accountants Law of Japan.

(End of Document)

Board of Auditors’ Audit Report

Audit Report

In accordance with the audit report prepared by each Corporate Auditor on the performance of the Directors with respect to their duties during the 66th business year from April 1, 2009 to March 31, 2010, We, the Board of Corporate Auditors of the Company, prepared this audit report upon due deliberation and hereby report as follows:

1.	Method and Details of the Audit Performed by the Corporate Auditors and the Board of Corporate Auditors

The Board of Corporate Auditors has established audit policies, the manner of dividing duties, etc., and received reports on the status of audit and its results from each Corporate Auditor. In addition, we received reports from the Directors, etc. and Accounting Auditor regarding the performance of their respective duties and asked them for explanations as necessary.

Each Corporate Auditor has adhered to the rules concerning Corporate Auditors’ audits set forth by the Board of Corporate Auditors, and, in accordance with the audit policies, the manner of dividing duties, etc. established by the Board of Corporate Auditors. In addition, each Corporate Auditor maintained communication with the Directors, internal audit division and employees, etc. in an effort to collect information and improve the auditing environment, attended meetings of the Board of Directors and other important meetings, received from the Directors and employees, etc. reports on the performance of their duties and sought explanations whenever necessary, inspected important documents requiring management approval and other documents, and conducted investigations into the status of activities and assets at the Company’s head office and principal business offices.

We monitored and verified the details of the resolutions adopted by the Board of Directors to establish a system for ensuring that the Directors’ performance of their duties complies with the applicable laws and regulations as well as the Articles of Incorporation, and to establish a system necessary to ensure the proper execution of operations of joint-stock corporations (internal control system) as provided for in Article 100, Paragraphs 1 and 3 in the Ordinance for Enforcement of the Companies Act of Japan. We also monitored the status of these systems established pursuant to the said resolutions.

We maintained communication and exchanged information with the directors, corporate auditors, etc. of subsidiaries, and received reports from the subsidiaries on their operations whenever necessary. Based on such method, we investigated the business report and its accompanying schedules pertaining to the business year under review.

Furthermore, we monitored and verified whether the Accounting Auditor had maintained an independent position and conducted proper audits, and received from the Account Auditor reports on the performance of duties and sought explanations whenever necessary. In addition, upon receiving a notice from the Accounting Auditor that the “systems to ensure the proper performance of duties” (as set forth in each item under Article 131 of the Corporate Accounting Regulations) had been established in accordance with the “Quality Control Standards Concerning Audits” (Business Accounting Council, October 28, 2005), we sought explanations whenever necessary. Based on such method, we investigated the Financial Statements (the Balance Sheet, the Statement of Income, the Statement of Changes in Shareholders’ Equity, Etc. and the Notes to the Financial Statements) and their accompanying schedules, and the Consolidated Financial Statements (the Consolidated Balance Sheet, the Consolidated Statement of Income, the Consolidated Statement of Changes in Shareholders’ Equity, Etc. and the Notes to the Consolidated Financial Statements) for

the business year under review.

2.	Results of Audit

(1)	Results of audit of business report, etc.:

(i) We have found that the business report and its accompanying schedules present fairly the conditions of the Company in accordance with the applicable laws and regulations as well as the Articles of Association.

(ii) We have found that there are no dishonest acts or serious violations of laws and ordinances or the Articles of Association with respect to the Directors’ performance of their duties.

(iii) We have found that the details of the resolutions adopted by the Board of Directors on the internal control system are proper. In addition, there are no concerns that need to be raised with regard to the Directors’ performance of their duties concerning the internal control system.

(2)	Results of audit of the Financial Statements and their accompanying schedules

We consider that the method and results of the audit conducted by KPMG AZSA & Co., the Accounting Auditor, are proper.

(3)	Results of audit of the Consolidated Financial Statements

We consider that the method and results of the audit conducted by KPMG AZSA & Co., the Accounting Auditor, are proper.

May 24, 2010
The Board of Corporate Auditors
Daimei Telecom Engineering Corp.

Youichi Takashima (seal) Full-Time Corporate Auditor

Takashi Okimura (seal) Full-Time Corporate Auditor

Hideyuki Okamoto (seal) Full-time Corporate Auditor (External Corporate Auditor)

Shinji Kiyohara (seal) Corporate Auditor (External Corporate Auditor)

(End of Document)

REPORT ON THE 51st FISCAL YEAR

April 1, 2009 to March 31, 2010

COMMUTURE CORP.

BUSINESS REPORT (April 1, 2009 to March 31, 2010)

1.	The current state of our corporate group

(1)	Business development and results

In the fiscal year under review, corporate earnings remained sluggish due to the impact of the global recession, but Japan’s economy began to show gradual increases in production and exports and other signs of recovery in certain areas due to the government’s economic stimulus measures and improvements in foreign economies. Overall the economic climate was harsh, however, with low levels of capital investment and a downturn in labor market conditions.

In the information/communications sector, next-generation networks expanded steadily and networks supporting these services progressed in their conversion to IP (Internet protocol) and broadband technology, all with a view towards providing safe, reliable, easy-to-use and ubiquitous broadband services. At the same time, the number of FTTH (fiber-to-the-home) subscribers in Japan increased by 2.77 million households (19%) to 17.19 million households as of end-December 2009. This increase was less than the previous year’s gain of 3.08 million households, due mainly to a decline in corporate capital investment in information/communications, and the sluggishness of consumer spending and the housing market.

In mobile communications, the number of mobile phone subscribers increased 4.69 million to 112.18 million as of the end of March, which was a smaller increase than the previous year’s gain of 4.76 million.

Competition among communications carriers intensified, and calls on information/communications engineering companies to lower prices became more and more demanding.

In these circumstances, to respond to the needs of our communications carrier customers, we designated the fiscal year ended March 2010 “Year One of Commuture’s Structural Reform” and initiated a campaign to rebuild the structure of our business based on three principles: earning the trust of our customers, strengthening our cost competitiveness, and expanding our areas of business. To bring us even further, in October 2009 we announced our Commuture Group 2012 Vision (aiming to boost the sales of the fiscal year ended March 2013 to ¥130 billion and recurring profit to ¥5 billion). All group companies have been committed to advance structural reform, to establish a system to support the services provided by communications carriers nation-wide, and to actively train sophisticated technology experts capable of establishing highly developed and diverse IP networks.

As a result of these measures, the total amount of orders received were ¥93.110 billion (equivalent to 95.0% of the amount of the fiscal year ended March 2009), and sales were ¥91.963 billion (equivalent to 97.1% of the amount of the fiscal year ended March 2009).

The following is a breakdown of our sales by business segment:

a.	NTT information/communications engineering business

Declines in consumer spending and housing construction hampered growth in demand for fiber-optic communications lines. As a result our sales in this area were 48.319 billion (equivalent to 96.9% of the amount of the fiscal year ended March 2009).

b.	Communications network solutions business

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Orders declined to ¥35.227 billion (equivalent to 94.7% of the amount of the fiscal year ended March 2009), due mainly to the contraction of the economy, which caused both communications carriers and other corporations to cut back capital investment.

c.	General facilities engineering business

Sales increased to ¥3.24 billion (equivalent to 105.4% of the amount of the fiscal year ended March 2009), due to a slight recovery in sales of communications equipment and electrical equipment.

d.	Information services business

Sales totaled ¥5.176 billion (equivalent to 112.6% of the amount of the fiscal year ended March 2009), due to increased sales of software.

As for profits, recurring profit was ¥3.504 billion (equivalent to 76.0% of the amount of the fiscal year ended March 2009) and net profit was ¥1.921 billion (equivalent to 81.7% of the amount of the fiscal year ended March 2009), due to the decline in sales and the costs incurred for structural reforms, among other factors.

On a non-consolidated basis, sales during the fiscal year ended March 2010 were ¥7.723 billion (equivalent to 94.8% of the amount of the fiscal year ended March 2009), recurring profit was ¥2.63 billion (equivalent to 67.4% of the amount of the fiscal year ended March 2009), and net profit was ¥1.635 billion (equivalent to 73.3% of the amount of the fiscal year ended March 2009).

Amount of orders received, sales and orders on hand, by segment:

(Unit: millions of yen)
Item	Orders received	Sales	Orders on hand
NTT information/communications engineering business	48,093	48,319	7,753
Communications network solutions business	36,092	35,227	6,914
General facilities engineering business	3,089	3,240	1,249
Information services business	5,834	5,176	840
Total	93,110	91,963	16,757

(2)	Capital investment

Our main capital investments during the fiscal year ended March 2010, including the acquisition of land for a new technology center and purchase of aerial vehicles, totaled ¥1.627 billion. These purchases were financed by available capital funds.

(3)	Financing

Not applicable.

(4)	Outstanding issues

We expect Japan’s economy to continue to recover gradually as the global economy improves. At the same time, we see a continuing risk that the volatility of the financial market will lead to further contraction of credit and a potential worsening of labor market conditions. For these reasons, we believe the business outlook remains difficult to forecast.

In the information/communications field, the expansion of next-generation networks will make it possible to provide a variety of services that make use of optical fiber’s unique characteristics, and we believe this will lead to new kinds of home networks that consist of conventional handsets and other equipment, introduction of digital home data appliances, and integration of

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fixed and mobile communications. The growth of networks nation-wide will facilitate to build an infrastructure for information/communications to resolve the problems caused by the “digital divide.” This in turn will lead us to “cloud computing,” which will promote the construction of new data centers. As more demand increases in this area, we hope this will drive greater economic revitalization in Japan.

In the information/communications engineering sector, there is demand for reliable and high-quality services that can be used in a broad range of business applications and that offer solutions optimized to meet customers’ needs.

To respond to the needs of our communications carrier customers, we must further advance the structural reform program we initiated in July 2009. Based on the Commuture Group 2012 Vision that we announced in October 2009, we are advancing a new growth strategy based on the sustainable development of our existing businesses and expansion into new areas of business. As a true professional group, we offer high-quality technology and services. Our goal is to progress to the next level as a mobile IT engineering and services company.

Concerning management integration

On November 27, 2009, Commuture Corp. reached a basic agreement and concluded a basic memorandum with Daimei Telecom Engineering Corporation and Todentsu Corporation to integrate the management of our companies by forming a joint holding company.

The joint holding company is scheduled to be established on October 1, 2010, and the management integration will take place at that time. Currently, an integration preparations committee is preparing for the integration.

With regard to this matter, we assume that the following conditions with respect to the share transfer will be met and no other material event that may interfere the share transfer will occur: (i) the execution of the agreement with respect to the business integration and the formation of a joint holding company (share transfer); (ii) approval at each company’s general shareholders’ meeting; (iii) approval by the Fair Trade Commission and other related regulators; and (iv) receipt of approvals and permits.

(5)	Assets and liabilities

a.	Assets and liabilities of the Commuture Group

(Units: millions of yen, unless otherwise stipulated)
Item	FY2006 (April 2006 – March 2007)	FY2007 (April 2007 – March 2008)	FY2008 (April 2008 – March 2009)	FY2009 (Fiscal year under review) (April 2009 – March 2010)
Incoming orders	102,421	99,934	97,989	93,110
Sales	100,357	100,873	94,758	91,963
Net profit	3,329	2,617	2,353	1,921
Net profit per share (yen)	74.46	58.56	52.66	43.03
Net assets	40,454	41,980	43,307	44,462
Total assets	60,068	61,702	60,710	61,784
Net assets per share (yen)	886.86	919.89	950.08	975.65

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b.	Assets and liabilities of Commuture Corp. (the company preparing this business report)

(Units: millions of yen, except per-share items, which are in yen.)

Item	48th Fiscal Year (April 2006 – March 2007)	49th Fiscal Year (April 2007 – March 2008)	50th Fiscal Year (April 2008 – March 2009)	51st Fiscal Year (Fiscal year under review) (April 2009 – March 2010)
Incoming orders	89,072	85,759	84,118	77,047
Sales	86,527	86,639	81,429	77,230
Net profit	2,462	2,463	2,231	1,635
Net profit per share	55.04	55.07	49.91	36.58
Net assets	34,519	35,823	37,105	37,939
Total assets	50,600	52,690	52,281	52,277
Net assets per share	771.49	800.93	829.82	848.72

(6)	Parent company and significant subsidiaries

a.	Relationship with parent company

Commuture Corp.’s parent company is Sumitomo Electric Industries Ltd., which holds 54.00% of the voting rights including voting rights held by its subsidiary.

b.	Significant subsidiaries

Company name	Capital (Mil. of yen)	% of voting rights	Business
Commuture Information Systems Co., Ltd.	98	100	Information services
Renat Kansai Co., Ltd.	70	100	Information/communications engineering
Comlead Co., Ltd.	60	100	Information/communications engineering
Argonet	60	100	Information/communications engineering
Fucom Corp.	50	100	Communications equipment maintenance, other services
Renat Hyogo Co., Ltd.	50	100	Information/communications engineering

(Note 1)
On October 1, 2009, to enhance the efficiency of our operations, we transferred our data systems business to E-TECHSOLUTION, Corp.; on the same day, E-TECHSOLUTION, Corp. increased its capital from ¥30 million to ¥98 million, and changed its name to Commuture Information Systems Co., Ltd.

(Note 2)	On July 1, 2009, Kintsu Ask Corp. underwent an absorption-type merger with Kintsu Net Corp., and Kintsu Ask Corp. became the surviving company, changing its name to Renat Kansai Co., Ltd.

(Note 3)	On October 1, 2009, Tectora Corporation underwent an absorption-type merger with Kintsu Systems, and Tectora Corporation became the surviving company, changing its name to Comlead Co., Ltd.

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(Note 4)
On April 1, 2010, Argonet underwent an absorption-type merger with Stscontec Corp.  as the surviving company, and was dissolved thereby. Stscontec Corp. changed its name to Renat Tokyo Co., Ltd. as of April 1, 2010.

(Note 5)	On July 1, 2009, Habet underwent an absorption-type merger with Sunnet Engineering Corp., and Habet became the surviving company, changing its name to Renat Hyogo Co., Ltd.

c.	Progress and results of consolidations

In the fiscal year ended March 2010, the number of Commuture group companies, including the six significant subsidiaries noted in Item b. above, decreased to 23, which is three less than the previous fiscal year.

Please see “1. The current state of our corporate group, (1) Business development and results” for the result of the reorganization above.

(7)	Main details of our businesses (as of March 31, 2010)

Commuture Corp.’s primary businesses include: (i) the construction of data communications networks for communications carriers and regional government, (ii) the construction of IP-VPNs, in-company LANs and other communications networks for corporate customers, and (iii) providing internet access services and data communications engineering services for individual customers. In addition, we develop and produce software and sell and install network equipment. Our business also includes a general engineering business primarily focused on electrical equipment and small diameter water pipe, as well as environmental protection projects such as asbestos removal and electric power generation based on solar and wind power.

(8)	Main locations

Commuture Corp.	Headquarters	Osaka
	Tokyo Headquarters	Shinagawa-ku, Tokyo
Branches
Gumma (Takasaki), Saitama (Saitama), Chiba (Chiba), Tokyo (Meguro-ku, Tokyo), Kanagawa (Yokohama), Tokai (Nagoya), Shiga (Hikone), Kyoto (Kyoto), Osaka (Osaka), Hyogo (Kobe), Nara (Kashihara), Wakayama (Wakayama), Okinawa (Urasoe)

Subsidiaries		Commuture Information Systems (Suita), Renat Kansai (Osaka), Comlead (Osaka), Argonet (Yokohama), Fucom (Suita), Renat Hyogo (Kobe)

(9) Workforce (as of March 31, 2010)

a.	Workforce in group member companies

Number of employees	Increase/decrease from previous fiscal year
2,702	+29 persons

b.	Commuture Corp. workforce

Number of employees	Increase/decrease from previous fiscal year	Average age	Average number of years of service at Commuture Corp.
1,258	-11 persons	42.2	16.2

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2.	Company shares (as of March 31, 2010)

(1) Total number of authorized shares:	90,000,000 shares

(2) Total number of shares issued:	44,915, 329 shares

(3) Share unit number:	1,000 shares

(4) Number of shareholders:	3,138 shareholders (increase of 15 from the fiscal year ended March 2009)

(5) Major shareholders (top 10):

Name of shareholders	Number of shares held (thousand shares)	Shareholding ratio (%)
Sumitomo Electric Industries, Ltd.	20,310	45.44
Sumitomo Densetsu Co., Ltd.	3,232	7.23
Master Trust Bank of Japan, Ltd. (trust account)	1,682	3.76
Japan Trustee Services Bank, Ltd. (trust account)	1,026	2.30
Solcom Co., Ltd.	675	1.51
Japan Trustee Services Bank, Ltd. (trust account No. 9)	633	1.42
BBH for Fidelity Low-Priced Stock Fund	617	1.38
Commuture employees stock ownership	576	1.29
Nomura Trust and Banking Co., Ltd. (investment trust account)	538	1.20
Mellon Bank, N.A. Treaty Client Omnibus	500	1.12

(Note 1)	Figures for the number of shares held are rounded to the nearest thousand shares, and share of equity figures are rounded to the second decimal place.

(Note 2)	The company holds treasury stock (213,530 shares), which is not included in the calculations of the share of equity.

3.	Corporate officers (as of March 31, 2010)

(1)	Members of the Board of Directors, and Corporate Auditors

Title	Name	Area of responsibility	Concurrent posts
President, representative director	Fumio Takaesu
Managing executive officer	Shogo Yokoi	Chief director of solution business
Managing director	Nobuaki Tsujioku	Director of NTT sales in Tokyo headquarters, NTT East (South)	Stscontec president, representative director
Managing director	Nobutoshi Takahashi	Chief of accounting dept.
Director, Advisor	Yoshio Bessho
Senior Managing Executive Officer, Director	Kaoru Ohtsuka	NTT East (North)	NTS president, representative director
Senior Managing Executive Officer, Director	Nobuo Iwai	NTT West (Kyoto)	Renat Kyoto, president & representative director
Senior Managing Executive Officer, Director	Yusuke Kodama	Director of Planning & General Affairs, business access, compliance

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Senior Managing Executive Officer, Director	Hideo Murashige	Director of Network Operation & Network Operation Exchange System Division, Deputy Director of NTT Headquarters, Deputy Director of Solution Business Headquarters	Renat Hyogo, president & representative director
Senior Managing Executive Officer, Director	Toshinobu Imanaka	NTT West, civil engineering	Renat Kansai, president & representative director
Senior Managing Executive Officer, Director	Shigeyoshi Nasukawa	Director in charge of NTT Sales in Tokyo Headquarters
Senior Managing Executive Officer, Director	Fumio Shimizu	Director in charge of Main NTT Unit
Director	Shigeru Tanaka		Sumitomo Electric Industries, Senior Managing Director, Chief Director of Information Communication & System Business
Corporate auditor	Mitsunori Ishikawa
Corporate auditor	Hiroaki Matsuzawa
Auditor	Toshiyuki Hayashi		Sumitomo Densetsu, auditor
Auditor	Hanroku Toriyama		External auditor, Nihon Yamamura Glass

(Note 1)	The following changes were made in the positions of members of the Board of Directors in the fiscal year ended March 2010:

Name	Date	Before change	After change
Fumio Takaesu	June 26, 2009	Deputy president, representative director	President, representative director
Yoshio Bessho	June 26, 2009	President, representative director	Director, advisor
Kaoru Ohtsuka	June 26, 2009	Director	Senior Managing Executive Officer, Director
Nobuo Iwai	June 26, 2009	Director	Senior Managing Executive Officer, Director
Yusuke Kodama	June 26, 2009	Director	Senior Managing Executive Officer, Director
Hideo Murashige	June 26, 2009	Director	Senior Managing Executive Officer, Director
Toshinobu Imanaka	June 26, 2009	Director	Senior Managing Executive Officer, Director

(Note 2)	Director Kaoru Tanaka is an external director.

(Note 3)	Auditors Toshiyuki Hayashi and Hanroku Toriyama are external auditors.

(Note 4)
On June 26, 2009, Shigeyoshi Nasukawa and Fumio Shimizu were each newly appointed as a Director and a Senior Managing Executive Officer, and Hiroaki Matsuzawa and Toshiyuki Hayashi were each newly appointed as an auditor.

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(Note 5)
Senior Managing Director Michio Tashiro, Director and Advisor Nobuyuki Hayashi, and Auditor Takao Sorahashi each resigned as of the end of the 50th ordinary general meeting of shareholders held on June 26, 2009.

(2)	Executive officers

Executive officers who are not concurrently Directors:

Title	Name	Area of responsibility	Significant concurrent posts
Senior managing executive officer	Sumio Ueshima	Solutions business, western Japan solutions sales
Senior managing executive officer	Yoji Iwasa	Information systems planning
Senior managing executive officer	Yukio Yamaya	NTT West, Kyoto planning dept.
Senior managing executive officer	Hideyuki Minamoto	NTT East (North) planning, engineering
Executive officer	Masaru Tanno		JCOS Engineering, vice president & director
Executive officer	Tomoyasu Sato	Solutions business, solutions sales
Executive officer	Hirohisa Yamakawa	Kaizen promotion, safety/quality assurance
Executive officer	Tsuneo Tanaka		Comlead president, representative director
Executive officer	Hiroyasu Takada	NTT West, Hyogo planning
Executive officer	Toru Morioka	NTT West, Kansai planning
Executive officer	Mitsuhiro Saeki		Argonet president, representative director
Executive officer	Masataka Uji	NTT West, access
Executive officer	Shoji Yoshitake	NTT East, NTT sales

(3)	Compensation for directors and auditors

a.	Total compensation and number of persons in the fiscal year under review

Category	Number of persons	Total compensation
Directors	15	¥213 million
Auditors	6	¥40 million
Total (of which, external directors)	21 (4)	¥253 million (¥14 million)

(Note 1)	The figures above include compensation for the two directors and two auditors who resigned as of the 50th general shareholders meeting on June 26, 2009.

(Note 2)	Figures for directors’ compensation do not include any salaries received in the capacity of an employee (including bonus).

(Note 3)
At the 48th ordinary general shareholders meeting held on June 28, 2007, a ceiling of ¥350 million on annual basis was approved as the total amount of directors’ compensation (not including salaries received in the employee’s capacity).

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(Note 4)	At the 48th ordinary general shareholders meeting held on June 28, 2007, a ceiling of ¥40 million on an annual basis was approved as the total amount of auditors’ compensation.

(Note 5)	The items below are included as part of the total compensation figures:

(i)	¥39 million in unpaid bonuses for 15 directors (the fiscal year ended March 2010)

(ii)	¥45 million in reserves for retirement benefits for 15 directors and 4 auditors (the fiscal year ended March 2010).

(Note 6)
In addition to the above, ¥9 million was paid in bonuses to the two directors who resigned as of the 50th general shareholders meeting on June 26, 2009. That sum is not included in the reserves for retirement benefits for executives included in the total figures in the table above, nor in the executive compensation figures in last year’s financial report.

b.	External directors received a total of ¥60 million in executive compensation from Commuture Corp.’s parent company and/or the parent company’s subsidiaries.

(4)	External directors

a.	Significant concurrent posts, and relationships between Commuture Corp. and the companies in which Commuture Corp.’s Board members hold concurrent positions

Title	Name	Company where other post is held	Details of concurrent post
Director	Shigeru Tanaka	Sumitomo Electric Industries	Senior Managing Director, Chief Director of Information Communication & System Business
Auditor	Toshiyuki Hayashi	Sumitomo Densetsu	Auditor
Auditor	Hanroku Toriyama	Nihon Yamamura Glass	External auditor

(Note 1)	Sumitomo Electric Industries, Ltd. is Commuture Corp.’s parent company, and the two companies have a business relationship.

(Note 2)	Sumitomo Densetsu, Ltd. is a Commuture Corp. shareholder, and the two companies have a business relationship.

(Note 3)	There is no special relationship between Commuture Corp. and Nihon Yamamura Glass.

b.	Activities in the fiscal year ended March 2010

Key developments
Director Shigeru Tanaka
Attended 12 of the 13 Board of Directors meetings in the fiscal year ended March 2010, and commented on the basis of his broad experience and knowledge when necessary to ensure the Board of Directors’ decision-making process reasonable and appropriate.

Auditor Toshiyuki Hayashi
Attended 7 of the 10 Board of Directors meetings held since his appointment on June 26, 2009, and all 6 of the 6 auditors’ meetings, and commented on the basis of his broad experience and knowledge when necessary to ensure the Board of Directors’ decision-making process reasonable and appropriate and the auditor function fulfilled.

Auditor Hanroku Toriyama
Attended all 13 of the 13 Board of Directors meetings in the fiscal year under review, and all 8 of the 8 auditors’ meetings, and commented as a legal expert when necessary to ensure the Board of Directors’ decision-making process reasonable and appropriate and the auditor function fulfilled.

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c.	Summary of details of limitation-of-liabilities contract

Commuture Corp. and external auditors Toshiyuki Hayashi and Hanroku Toriyama entered into a contract pursuant to Article 427, Paragraph 1 of the Companies Act of Japan, limiting their liability as external auditors set forth in Article 423, Paragraph 1 of the Companies Act of Japan.

Under this contract, liability for restitution of damages is set to the lowest amount permissible under applicable laws and regulations.

4.	Accounting auditor

(1)	Name of accounting auditor: Osaka Audit Corporation

(2)	Compensation paid to accounting auditor in fiscal year ended March 2010

Amount paid as compensation to accounting auditor in fiscal year ended March 2010	¥35 million
Total of monies and profits on other assets due to be paid by Commuture Corp. and/or its subsidiaries to accounting auditor	¥44 million

(Note 1)
Commuture Corp.’s relationship with its accounting auditor is not subject to the provisions of Article 2 Section 1 of the Certified Public Accountants Act. We pay for financial due diligence operations.

(Note 2)
Regarding the audit contract between Commuture Corp. and its accounting auditor, we do not, and are not able to, clearly distinguish between compensation for auditing based on the Companies Act of Japan and compensation for auditing based on the Financial Instruments and Exchange Act of Japan, so we report the total compensation for the fiscal year ended March 2010.

(3)	Decision to release, or not reappoint, the accounting auditor

If each item in Paragraph 1 of Article 340 of the Companies Act of Japan applies to the accounting auditor, the Board of Auditors shall release or not reappoint the accounting auditor upon consent from all members of the Board.

5.	Systems for ensuring appropriate operations

We have made several decisions to establish systems for ensuring appropriate operations as follows:

(1)	System to maintain and administer information related to the execution of duties of the Board of Directors

Written materials and other information with respect to the duties of the Directors are to be appropriately preserved and administered in accordance with a data security management system and internal rules such as document disposal regulations and document preservation regulations.
(2)	Rules and systems for managing the risk of losses

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Each company has established internal rules related to risk management, including rules related to comprehensive management (covering safety, quality, and the environment), cost management, credit management, data security management and disaster preparations. In order to minimize risks, we have various committees and groups that evaluate risks and take appropriate measures on the basis of these rules, including an executive management committee comprised of executive officers and members of the Board of Directors that considers significant matters.

(3)	Systems for ensuring that directors’ duties are executed effectively

To ensure that directors’ duties are executed effectively and appropriately, we define directors’ areas of responsibility, jurisdiction and professional duties and authority through internal rules related to office organization and delegation of responsibilities. We assign our executive officers authority over specific business segments and employ systems to ensure that our operations conform flexibly and responsively to the business environment and our customers’ needs. Twice a year we hold a top-level meeting to set and readjust goals for each business segment. This process is monitored by the executive committee, which meets monthly to formulate and manage policies.

(4)	Systems for ensuring that the actions of directors and their staff members conform to the law and the company charter

The compliance committee, headed by the company president, meets regularly to establish the company’s ethics policies and ensure that laws are observed and that the company does not hold relations with anti-social groups. For routine matters, the compliance office is the core of our activities in this area, and we also have a compliance manual to instruct our employees.

Also, as part of our internal communications system, we have established a help line that employees can make reports to or seek consultation from via e-mail, telephone, or other means.

(5)	Systems for ensuring the accuracy of financial reports

In every division and subsidiary of the company, we have established a system of internal rules that is constantly maintained and improved, to ensure that our financial reports are accurate, based on evaluations and auditing standards based on the Financial Instruments and Exchange Act.

(6)	Systems for ensuring the appropriateness of operations of the corporate group, consisting of Commuture Corp. and its parent company and subsidiary companies

Directors and other administrative personnel dispatched to group member companies are responsible for the day-to-day management of the business in accordance with the group company administrative regulations and the Commuture Group corporate ethics. In addition, a group management and administrative conference is held each quarter to monitor the state of affairs in every aspect of the business. Auditors are also dispatched to all group member companies. These auditors meet periodically and confer closely with parent-company auditors, to oversee the group’s activities.

We also make efforts, together with our parent company, to ensure a common approach and strict conformance to all relevant laws and regulations.

(7)	Cases where auditors request assistants to assist them in their duties

Additional persons may be assigned as auditor assistants, as needed, to assist auditors in their duties.

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(8)	Autonomy of auditor assistants from directors

Prior approval of the auditors’ committee is required for all personnel changes, evaluations and disciplinary measures concerning auditor assistants.

(9)	System for reporting to auditors, including reports by directors and auditor assistants

Auditors attend meetings of key committees such as the executive committee, management committee and compliance committee. A system has been instituted by which, on significant matters, directors as well as division chiefs may report directly to auditors and auditors may monitor the activities of directors and division chiefs.

(10)	System for ensuring that auditors’ auditing activities are carried out effectively

Regular meetings are held that give the Board of Auditors the opportunity to exchange views with the president and representative director and with the external audit company.

(Note)
For figures included in this financial report, values for monetary sums and numbers of shares that are less than the corresponding unit are omitted. All other values are rounded to the nearest significant figure.

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Consolidated Balance Sheets

(as of March 31, 2010)

(Unit: millions of yen)
ASSETS	Amount	LIABILITIES	Amount
Current Assets	44,246	Current Liabilities	13,924
Cash and deposits	12,168	Notes and accounts payable	10,637
Notes and accounts receivable	25,548	Short-term borrowings	90
Products	18	Lease liabilities	8
Unfinished goods	3,979	Income tax payable	383
Raw materials and supplies	276	Unpaid expenses	527
Deferred tax assets	942	Advance payment received	133
Other	1,338	Allowance for bonuses	1,448
Allowance for doubtful accounts	(25)	Allowance for executive bonuses	44
Fixed Assets	17,538	Allowance for quality assurance	15
Property, plant and equipment	12,067	Allowance for loss on orders received	27
Buildings and structures	3,386	Other	605
Machinery, equipment and vehicles	720	Long-Term Liabilities	3,398
Tools, appliances and fixtures	319	Long-term debt	183
Land	7,556	Lease liabilities	34
Lease assets	41	Deferred tax liabilities	107
Construction in progress	43	Reappraisal-related deferred tax liabilities	652
Intangible fixed assets	888	Accrued retirement benefits to employees	2,094
Software	511	Accrued retirement benefits to executives	326
Telephone subscription rights	82	TOTAL LIABILITIES	17,322
Goodwill	292	NET ASSETS
Other	1	Shareholders capital	46,184
Investments and other assets	4,582	Capital	3,804
Investment securities	2,505	Capital surplus	3,153
Deferred tax assets	224	Earned surplus	39,411
Prepaid pension expenses	693	Treasury stock	(183)
Other	1,166	Valuation and translation adjustments	(2,618)
Allowance for doubtful accounts	(8)	Other valuation adjustments for marketable securities	(163)
TOTAL ASSETS	61,784	Land revaluation adjustments	(2,416)
		Valuation adjustments for currencies	(38)
		Minority interests	895
		TOTAL NET ASSETS	44,462
		TOTAL LIABILITIES AND NET ASSETS	61,784

(Note) Amounts less than ¥1 million have been rounded off.

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Consolidated Statements of Income

(April 1, 2009 to March 31, 2010)

(Unit: millions of yen)
Item	Amount
Net sales	91,963
Cost of sales	82,409
Gross profit	9,553
Selling, general, and administrative expenses	6,442
Operating income	3,111
Non-operating income
Interest and dividends received	70
Amortization of negative goodwill	17
Equity-method investment profit	47
Insurance benefits received	205
Other	80
Total	421
Non-operating expenses
Interest expense	5
Loss on removal of non-current assets	8
Loss on sale of membership	3
Other	10
Total	28
Ordinary income	3,504
Extraordinary income
Gain on sale of fixed assets	323
Other	1
Total	325
Extraordinary expenses
Impairment loss	84
Loss on valuation of investment securities	55
Structural reform costs	383
Expenses related to business integration	48
Other	88
Total	661
Income before income taxes and minority interests	3,167
Income taxes – current	966
Income taxes - deferred	212
Total	1,178
Minority interests	67
Net Income	1,921

(Note) Amounts less than ¥1 million have been rounded off.

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Consolidated Statements of Changes in Net Assets

(April 1, 2009 to March 31, 2010)

(Unit: Millions of yen)
	Shareholders capital
	Capital	Capital surplus	Earned surplus	Treasury stock	Total shareholder capital
Balance as of March 31, 2009	3,804	3,153	38,767	(175)	45,549
Changes in the consolidated accounting year
Dividends paid from surplus			(804)		(804)
Net profit			1,921		1,921
Acquisition of treasury stock				(8)	(8)
Disposition of treasury stock		(0)		0	0
Reversal of land revaluation adjustment			(473)		(473)
Other changes, apart from shareholder capital, during the consolidated accounting year (net)					―
Total changes during the consolidated accounting year	―	(0)	643	(8)	635
Balance as of March 31, 2010	3,804	3,153	39,411	(183)	46,184

	Valuation and translation adjustments
	Other valuation adjustment of marketable securities	Land revaluation adjustment	Currency valuation adjustment	Total valuation and translation adjustment	Minority interests	Total net assets
Balance as of March 31, 2009	(179)	(2,889)	(42)	(3,111)	870	43,307
Changes during consolidated accounting year
Dividends paid from surplus						(804)
Net profit						1,921
Acquisition of treasury stock						(8)
Disposition of treasury stock						0
Reversal of land revaluation adjustment						(473)
Other changes, apart from shareholder capital, during the consolidated accounting year (net)	15	473	4	493	25	519
Total changes during the consolidated accounting year	15	473	4	493	25	1,155
Balance as of March 31, 2010	(163)	(2,416)	(38)	(2,618)	895	44,462

(Note) Amounts less than ¥1 million have been rounded off.

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NOTES TO CONSOLIDATED STATEMENTS

I.	Significant matters relevant to preparation of consolidated financial statements

1.	Scope of consolidation

Number of consolidated subsidiaries: 23 companies

Names of significant consolidated subsidiaries:

Commuture Information Systems Co., Ltd.
Renat Kansai Co., Ltd.
Comlead Co., Ltd.
Argonet
Fucom Corp.
Renat Hyogo Co., Ltd.

Kintsu-net Corp. merged with Kintsu Ask Corp. and changed its name to Renat Kansai Co., Ltd.  Sunnet Engineering merged with Habet and changed its name to Renat Hyogo.  Kintsu Systems merged with Tectora and changed its name to Comlead Co., Ltd.  Tsushin Design Assist was liquidated in September 2009 and removed from the list of consolidated subsidiaries during the consolidated accounting year.  Information Creative Laboratory Inc. (ICL) was newly added as a consolidated subsidiary during the consolidated accounting year.

Names of non-consolidated subsidiaries: Miyagawa Joho Tsushin and two others

Reasons for removal from list of consolidated subsidiaries:

Commuture’s non-consolidated subsidiaries are all small companies, and would have no significant impact on the company’s consolidated financial reports in terms of total assets, sales, net profit/loss (per equity method) or earned surplus (per equity method), so we have removed them from the list of consolidated subsidiaries.

2.	Items subject to application of equity method

Number of non-consolidated subsidiaries and other affiliated companies subject to application of equity method: 3 companies

Names of non-consolidated subsidiaries and other affiliated companies subject to application of equity method:
Miyagawa Joho Tsushin
Kinki Tsushin Sangyo
KTK Fujikura Philippines, Inc. (Philippines)

Names of key non-consolidated subsidiaries and other affiliated companies not subject to application of equity method:
NTEC
Com-ate

Reasons for removal from list of companies subject to application of equity method:

The non-consolidated subsidiaries and other affiliated companies listed above as not subject to application of the equity method would have minimal impact on the company’s net profit/loss (per equity method) or earned surplus (per equity method), even if they were included in the company’s consolidated

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financial reports. As a group, these companies are not material, so we have removed them from the list of companies subject to application of the equity method.

3.	Fiscal years of consolidated subsidiaries

All consolidated subsidiaries have fiscal years ending on the settlement date for consolidated accounts.

4.	Accounting standards

(1)	Evaluation standards and methods for key assets

Securities

Other marketable securities

Items that have a market value:
Market value method, based on the current market price on the settlement date. (The differences between the acquisition costs and the carrying values of securities are recognized as unrealized gains (losses) on securities. Costs are calculated on the moving average method.)

Items with no market value:	Stated at cost determined by the moving average method.

Inventory assets

Semi-finished goods:	Cost method, based on the specific identification method.

Products, raw materials and supplies:	Cost method, based on moving average method. (Balance sheet calculations are based on discounted book value based on declines in profitability)

(2)	Methods of depreciation for significant depreciable assets

Tangible fixed assets (excluding lease assets):	Commuture Corp. and consolidated subsidiaries use fixed-rate method. However, for buildings acquired after April 1, 1998, the straight line method is used.

Intangible fixed assets (excluding lease assets):
Commuture Corp. and consolidated subsidiaries use the straight-line method. For software used within the company, the straight-line method is applied for the usable life period within the company (five years).

Lease assets:	The straight-line method is used. Usable life is used as the lease period, and the residual value is set to zero.

However, accounting treatment is based on the methods for ordinary balance sheet transactions for financial lease transactions initiated after March 31, 2008 where no transfer of ownership was effected.

(3)	Standards for recording significant reserves

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Reserves against doubtful loans:
For accounts receivable, loans and other items where default losses are a possibility, both Commuture Corp. and consolidated subsidiaries set aside funds equivalent to the amount viewed as irrecoverable, using actual default data for ordinary loans, and specific recoverability formulas for loans designated as holding a risk of default.

Reserves for bonuses:	To prepare for payment of employee bonuses, Commuture Corp. and consolidated subsidiaries base their calculations on projected salaries for the applicable consolidated accounting year.

Reserves for executive bonuses:	Some consolidated subsidiaries set aside funds for executive bonuses, based on projected compensation for the applicable consolidated accounting year.

Quality assurance reserves:
Commuture Corp. and consolidated subsidiaries set aside monies based on projected sales for the applicable consolidated accounting year and past compensation projections, for collateral expenses to be incurred upon transfer of information/communications plants.

Reserves against order-losses:
To prepare for possible future losses under contracts for incoming orders, Commuture Corp. and consolidated subsidiaries set aside funds based on estimated losses under incoming orders contracts for the consolidated accounting year.

Reserves for pension benefits:
To prepare for employee retirements, Commuture Corp. and one consolidated subsidiary set aside funds based on projected pension benefit liabilities and pension assets in the consolidated accounting year.

Liabilities for past work are handled with lump-sum payments as they arise.

Actuarial adjustments are calculated for each consolidated fiscal year using a straight-line method and a fixed number of years (generally 14 years) based on employees’ average remaining working period. The resulting amount is booked as an expense in the following consolidated accounting year.

The remaining consolidated subsidiaries set aside reserves based on their own pension obligations and the liabilities they face.

(Changes in accounting policies)

Starting this consolidated accounting year, we are following the “Partial Amendments to Accounting Standards for Retirement Benefits

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(Part 3) (ASBJ Statement No. 19) (July 31, 2008).” This has no impact on this year’s statements.

Reserves for executive bonuses:	To prepare for bonuses paid to executives, Commuture corp. and consolidated subsidiaries set aside term-end allowances based on internal regulations.

(4)	Recording standards for significant revenues and expenses

Standards for recording sales and cost-of-goods-sold

a.	Agreements with a high probability of showing results before the end of the fiscal year under consideration

Progress standard (progress calculated using a proportional method based on cost-of-goods-sold)

b.	Other agreements

Completion standard

(Change in accounting method)

In the past, Corporate Accounting Principles Explanatory Note 7 was used as the standard for gauging progress in major long-term agreements (¥100 million or more, with a term of one year or more) such as sales of contract work and invoicing software. For all other agreements the standard was “completion” (delivery). Starting this consolidated accounting year, however, we are following the Accounting Standards for Construction Contracts (Corporate Accounting Standards No. 15, December 27, 2007) and the Guidance for Accounting Standards for Construction Contracts (Corporate Accounting Standards No. 18, December 27, 2007). This means that progress standards will be applied for contracts executed in the consolidated accounting year that have a high probability of showing results by the end of the consolidated accounting year (progress to be estimated by proportional method). For all other contracts, completion standards will apply.

This change added ¥665 million to sales, and ¥54 million to operating profit, ordinary profit and net profit before taxes and other adjustments for this consolidated accounting year.

(5)	Standards for converting significant assets and liabilities denominated in foreign currencies into yen:

Foreign-currency-denominated assets and liabilities are converted to yen at the prevailing exchange rate on the consolidated settlement date, with any conversion adjustments treated as a profit or loss as applicable. Financial statements from equity-method affiliates in other countries are converted to yen at the prevailing exchange rate on the consolidated settlement date, with any conversion adjustments treated as currency adjustments in the net assets section.

(6)	Other significant items related to preparation of consolidated financial statements:

Accounting treatment of consumption tax, etc.: These taxes are excluded.

5.	Valuation of consolidated subsidiaries’ assets and liabilities

Valuation of consolidated subsidiaries’ assets and liabilities are all recorded using the market value method

6.	Amortization of goodwill and negative goodwill:

Goodwill and negative goodwill are amortized in equal amounts over a five-year period.

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II.	Notes to consolidated balance sheets

1.	Cumulative value of depreciation of tangible fixed assets: ¥9.909 billion

2.
Land for business use is reappraised based on the Act on Reappraisal of Land (No. 34, March 31, 1998) and the Act to Partially Modify the Act on Reappraisal of Land (No. 19, March 31, 2001). A sum equivalent to property taxes is excluded from the reappraisal adjustment, and deferred tax liabilities associated with the reappraisal are recorded; a post-exclusion sum is recorded in the net assets section as appraisal adjustments for land.

Method of reappraisal:	Calculated based on the fixed asset tax valuation price, based on the Enforcement Ordinance for the Act on Reappraisal of Land (No. 119, March 31, 1998) Article 2, Item 3.

Date of reappraisal:	March 31, 2002

Adjustment based on Article 10 of the Act on Reappraisal of Land:  ¥831 million

3.
For incoming orders contracts deemed likely to generate losses, values are given for both semi-finished goods and reserves against losses on incoming orders, without offsetting. Reserves against losses for semi-finished goods associated with incoming orders contracts deemed likely to generate losses total ¥26 million.

4.	The following affiliated company has borrowings from financial institutions with liability guarantees:

KTK Fujikura Philippines, Inc.:	¥35 million (foreign-currency-denominated, 17 million Philippine pesos)

III.	Notes to changes in consolidated shareholder’s equity

1.	Types of shares issued, total number of shares issued, types of treasury stock, and number of shares
(Unit: thousands of shares)

	Number of shares in previous consolidated accounting year	Increase in number of shares during consolidated accounting year	Decrease in number of shares during consolidated accounting year	Number of shares at end of consolidated accounting year
Number of shares outstanding
Common shares	44,915	―	―	44,915
Total	44,915	―	―	44,915
Treasury stock
Common shares (Notes 1, 2)	248	13	0	261
Total	248	13	0	261

(Note 1)	The increase in the number of common shares held as treasury stock was 13,000 shares. This increase was due to purchases of shares that were less than the share unit.

(Note 2)	The decrease in the number of common shares held as treasury stock was zero, due to a decline in demands for additional purchases of shares that were less than the share unit.

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2.	Dividends

(1)	Dividends payment

(Resolutions)	Type of shares	Total dividends	Dividends per share	Record date	Effective date
Ordinary general meeting of shareholders held on June 26, 2009	Common stock	¥402 million	¥9	Mar. 31, 2009	Jun. 29, 2009
Meeting of the Board of Directors held on October 29, 2009	Common stock	¥402 million	¥9	Sep. 30, 2009	Dec. 10, 2009

(2)	Resolutions made regarding dividends with a record date in this consolidated accounting year and effective date in the following fiscal year were as follows:

	Type of shares	Total dividends paid	Source of funds for dividends	Dividends per share	Record date	Effective date
Ordinary general meeting of shareholders held on June 26, 2009	Common stock	¥491 million	Earned surplus	¥11	Mar. 31, 2010	Jun. 30, 2010

IV.	Financial instruments

1.	The status of financial instruments

Our company group allocates funds needed for operations and investment in facilities from funds on hand, and holds its surpluses in the form of financial assets where the principal is guaranteed.

Credit risk from operations-linked instruments such as accounts receivable and bills receivable is managed so as to minimize risk, in accordance with our rules on credit management. The company holds investment securities mainly to build and maintain long-term relationship with companies with which we do business. We regularly check on the market value of these securities and the financial health of the companies involved, to update our view of the need to continue holding these securities, with a view toward minimizing risk.

2.	Market value of financial instruments

The table below shows market values and adjustments recorded on the consolidated balance sheets for March 31, 2010 (settlement date for the fiscal year under review). Items where it is recognized that the market value is particularly difficult to ascertain are omitted from the table below.
(Unit: millions of yen)
	Value in consolidated balance sheets (*)	Market value (*)	Adjustment
(1) Cash and deposits	12,168	12,168	―
(2) Bills receivable and accounts receivable	25,548	25,548	―
(3) Investment securities	1,518	1,518	―
(4) Bills payable and accounts payable	(10,637)	(10,637)	―

(*) Parentheses indicate liabilities.

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(Note 1)	Marketable securities and the methods for calculating the market value of financial instruments

(i)   Cash and deposits, and (ii) bills receivable and accounts receivable

These are short-term instruments for which market value and book value are very close, so we record them at book value.

(iii) Investment securities

The market value of investment securities that are listed securities is the value at the relevant exchange. For other investment securities we use prices indicated by securities companies.

(iv)  Bills payable and accounts payable

These are short-term instruments for which market value and book value are very close, so we record them at book value.

(Note 2)
For unlisted stocks (¥987 million of which was recorded on the consolidated balance sheets) there is no market price, so it is generally recognized that the market price is particularly difficult to determine. These stocks are omitted from “(3) Investment securities” above.

V.	Notes regarding per-share data

Net assets per share:	¥975.65

Net profit per share:	¥43.03

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Accounting Auditor’s Audit Report on Consolidated Financial Statements

Audit Report of Independent Accounting Auditor

May 10, 2010
To: Members of the Board of Directors Commuture Corp.

Osaka Audit Corp.

Shuhei Fujimoto [seal]
Representative Managing Partner
Certified Public Accountant

Ikuo Tanaka [seal]
Representative Managing Partner
Certified Public Accountant

Naoya Hayashi [seal]
Managing Partner
Certified Public Accountant

Osaka Audit Corp. has audited the financial statements of Commuture Corp. for the fiscal year from April 1, 2009 to March 31, 2010.

In accordance with Article 444, Paragraph 4 of the Companies Act of Japan, our firm has audited Commuture Corp.’s consolidated financial statements – the consolidated balance sheet, consolidated income statement, consolidated statement of changes in shareholder capital, and notes on consolidated statements – for the fiscal year from April 1, 2009 to March 31, 2010. The responsibility for compiling these statements lies with the management of the company; the responsibility of our auditing firm is to express our view of these financial statements from an independent standpoint.

We conducted our audit on the basis of auditing standards generally regarded as fair and appropriate in Japan. These auditing standards require a reasonable assurance of whether the consolidated financial statements presented to the auditing firm contain any significant untruths. Our audit begins with a preliminary audit, which is then followed by a full evaluation of the consolidated financial statements, including an evaluation of the accounting policies, methods and estimates employed by the management of the company. In our view, we were able to determine sufficient facts to achieve a reasonable basis for our opinions.

The conclusion of this audit is that the consolidated financial statements above are an accurate statement of the assets and liabilities of the corporate group comprising Commuture Corp. and its consolidated subsidiaries during the period reported in the consolidated financial statements, in all material respects, in accordance with the corporate accounting standards generally recognized as fair and appropriate in Japan.

There exist no vested interests, as defined by the Certified Public Accountants Law of Japan, between Commuture Corp. and our auditing firm or the managing partners.
(End of Document)

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Board of Auditors’ Audit Report

Audit Report

We, the Auditors’ Committee, unanimously, deliberated and prepared this audit report regarding the execution of the duties of the Board of Directors for the 51st term, from April 1, 2009 to March 31, 2010.

1.	Basic principles and details of auditors’ and audit committee’s methods

The Auditors’ Committee set audit policies based on the Auditors’ Committee Principles, assigned responsibilities, and received reports from the auditors regarding the status and results of the audit. We also received reports from the members of the Board of Directors and from the accounting auditors regarding the execution of their duties, and requested additional explanations if necessary.

The auditors, in accordance with policies and assigned responsibilities determined by the Auditors’ Committee, received reports from the members of the Board of Directors, internal auditors and other employees, gathered information and prepared a suitable environment for the audit. We also attended meetings of the Board of Directors and other significant meetings, received reports from the members of the Board of Directors and their staff concerning the execution on their duties, requested additional explanations if needed, examined documentation of significant decisions, and investigated the status of operations and assets at the corporations headquarters and other main business locations. We also monitored and verified the details of decisions by the Board of Directors, with regard to systems defined in Article 100, Paragraphs 1 and 3 of the Companies Act Enforcement Regulation of Japan, which are required to ensure the members of the Board of Directors abide by the law and corporate by-laws in the execution of their duties, and the suitability of other corporate operations, and the status of the system (the internal control system) established based on such decisions. Regarding subsidiaries, we requested periodic reports, attended significant joint conferences with subsidiaries, visited subsidiaries when necessary, exchanged views with members of the Board of Directors and other auditors, and investigated the status of business and assets. In these ways, we prepared this report on the business reports and attachments for the fiscal year under review.

We supervised the accounting auditors to ensure they maintained an independent position and conducted a proper audit. We also received reports from the accounting auditors regarding the execution of their duties, and requested additional explanation when necessary. The Auditors’ Committee also received notice from the accounting auditors that these have been prepared in accordance with the “Systems for Ensuring that Duties are Properly Executed” (each item of Article 131 of the Corporate Accounting Regulations) and the “Quality Management Standards for Audits” (Corporate Accounting Committee, October 28, 2005), and received additional explanations as necessary. On this basis, the Auditors’ Committee has examined the financial statements (balance sheet, income statement, statement of changes in shareholder capital, notes on financial statements) and their annexed detailed statements and consolidated financial statements (consolidated balance sheet, consolidated income statement, consolidated statement of changes in shareholder capital, and notes on consolidated statements) for the fiscal year under review.

2.	Conclusions of audit

(1)	Conclusions of audit of business reports, etc.

(i) We find the business reports and attached materials give an accurate portrait of the current state of the company, in keeping with relevant laws and company by-laws.

(ii) We find no evidence of any significant wrongdoing by members of the Board of Directors

25

in the execution of their duties, or any violation of relevant laws or company by-laws.

(iii)
We find the details of Board of Directors’ decisions regarding the company’s internal control system to be sufficient. In addition, concerning the Board of Directors’ execution of its duties regarding the company’s internal control system, we find no matter deserving of particular attention.

(2)
Conclusions of audit concerning financial statements and their annexed detailed statements

We find the audit methods employed by the accounting auditors Osaka Audit Corp, and their conclusions, to be sufficient.

(3)	Conclusions of audit concerning consolidated financial statements We find the audit methods employed by the accounting auditors Osaka Audit Corp, and their conclusions, to be sufficient.

May 13, 2010

Commuture Corp. Auditors’ Committee

Mitsunori Ishikawa [seal]
Corporate Auditor

Hiroaki Matsuzawa [seal]
Corporate Auditor

Toshiyuki Hayashi [seal]
External Auditor

Hanroku Toriyama [seal]
External Auditor

(End of Document)

26

Shareholder Memo

Business Year	April 1 of each year to March 31 of the following year
Ordinary General Meeting of Shareholders	June each year
Record Dates	Ordinary general meeting of shareholders: March 31
Year-end dividend: March 31 each year
Interim dividend: September 30 each year

【Notification of shareholders’ change of address, etc.】

Shareholders with brokerage accounts should notify their brokerage if their address changes. Shareholders without brokerage accounts may contact the phone number below.

Shareholder Registry Manager and Manager of Special Accounts	The Sumitomo Trust and Banking Co., Ltd. 4-5-33 Kitahama, Chuo-ku, Osaka
Shareholder Registry Management Office	The Sumitomo Trust & Banking Co., Ltd. Securities Dept. 4-5-33 Kitahama, Chuo-ku, Osaka
(Mailing address)	The Sumitomo Trust & Banking Co., Ltd. Securities Dept. 1-10 Nikko-cho, Fuchu-shi, Tokyo 183-8701
(Telephone)	0120-176-417
(Internet)	http://www.sumitomotrust.co.jp/STA/retail/service/daiko/index.html

【Regarding special accounts】

Prior to the digitization of stock certificates, for customers that never used the “Hofuri” (electronic share certificate system), we opened accounts (hereafter referred to as special accounts) in the shareholder registry at The Sumitomo Trust & Banking, as detailed above. For address changes or other notifications regarding such special accounts, please contact the phone number above.

Notification Methods	We make notifications electronically. In cases where electronic notifications are not possible, or if necessary for other reasons, we will give notice in the Nihon Keizai Shimbun.
(Internet: http://www.commuture.com)
Stock Exchanges where Shares of the Company are Listed	Tokyo Stock Exchange, Osaka Securities Exchange

(End of “Report on the 51st Fiscal Year”)

27

Business Report

April 1, 2009 to March 31, 2010

TODENTSU Corporation

2

BUSINESS REPORT (April 1, 2009 to March 31, 2010)

1.	Current Status of the Corporate Group

(1)	Business Developments and Results

The Japanese economy showed signs of improved corporate profits during the current consolidated fiscal year as production increased due to a rebound in exports and consumer spending rallied.  However, the employment situation remained severe as did overall conditions.

The information and telecommunications market made rapid progress toward broadband and ubiquitous networking, precipitating an expansion in optical access services in the fixed line telecommunications sector, accompanied by a transition from existing fixed line phones to optical IP phones. In the mobile telecommunications sector, competition on fees and services increasingly intensify as services and terminals become increasingly diverse and sophisticated.  The integration of services such as fixed and mobile, and telecommunications and broadcasting also progressed, as well as changes and developments including various new businesses involving networking.

Amid these developments, TODENTSU Corp. (“TODENTSU”) and its group companies (the “TODENTSU Group”) rebuilt their system of cooperation among subsidiaries and collaborating companies, reorganized and consolidated branches and proceeded with other management reforms, while increasing productivity and providing for continual improvement through kaizen activities.

The above factors contributed to a balance of completed construction on a consolidated basis of ¥47,665 million for the current consolidated fiscal year (a decline of 1.1% from the fiscal year ended March 2009) . Consolidated operating income for the current fiscal year was ¥679 million (compared with an operating loss of ¥223 million for the fiscal year ended March 2009), consolidated ordinary income was ¥798 million (compared with a ¥154 million ordinary loss for the fiscal year ended March 2009), and consolidated net income was ¥829 million (compared with a net loss of ¥1,688 million for the fiscal year ended March 2009).

A summary of results by business segment follows:

(NTT Business)

Orders for in-home access construction increased due to  new demand including for terrestrial digital broadcast retransmission using optical access networks, however general construction orders from the NTT Group declined, leading to a 15.0% decline in orders for the current consolidated fiscal year (from the fiscal year ended March 2009) to ¥31,575 million. Completed construction rose 4.9% to ¥33,792 million due to an increase in in-home construction and major improvements in long-term construction in progress.

(Carrier Business)

The mobile telecommunications is becoming a matured market due to the high rate of dissemination among the population and the competitive environment among companies is becoming increasingly severe.  Cutbacks in investment in construction of wireless base stations and other types of construction and demands for cost reductions from the telecommunications construction industry led to orders of  ¥2,774 million for the current consolidated fiscal year (a decline of 39.2% from the fiscal year ended March 2009), and ¥2,951 million in completed construction (a decline of 30.1% from the fiscal year ended March 2009).

3

(ICT Business)

TODENTSU has expanded the scope of construction-related engineering services (LAN, WAN), PBX and other telephony solutions services, contact center construction, and other new areas of business.  Due to the impact of the sluggish economy and other factors, however, orders for the current consolidated fiscal year totaled ¥2,674 million (a decline of 11.7% from the fiscal year ended March 2009). Completed construction totaled ¥2,463 million (a decline of 25.1% from the fiscal year ended March 2009).

(Integrated System Business)

The business environment remained severe due to continued restraints on public sector investment, a decline in commercial properties due to weak private demand, poor economic climate, excessive competition, and other factors, leading to a 30.8% decline in orders from fiscal 2009 to ¥6,300 million, and a 0.2% decline in completed construction from fiscal 2009 to ¥8,458 million. TODENTSU was, however, able to achieve a substantial reduction in costs by strengthening ties between the sales division and the construction division.

Orders, Completed Construction, and Construction Carried Forward by Business Segment for the Consolidated Fiscal Year ended March 2010

(Unit:  millions of yen)

By business	Construction carried forward	Orders	Completed construction	Construction carried forward to next period
NTT Business	9,880	31,575	33,792	7,663
Carrier Business	1,173	2,774	2,951	997
ICT Business	105	2,674	2,463	316
Integrated Systems Business	7,332	6,300	8,458	5,174
Total	18,492	43,324	47,665	14,151

(2)	Capital Investment

A total of ¥235 million was spent on capital investment during the current consolidated fiscal year for building core systems to strengthen monitoring functions and improve operating efficiency.

(3)	Funds Procurement

None.

(4)	Trend in Assets and Income

a.	Trend in Corporate Group Assets and Income
(Unit: millions of yen)

Category	62nd Period (From Apr. 1, 2006 to Mar. 31, 2007)	63rd Period (From Apr. 1, 2007 to Mar. 31, 2008)	64th Period (From Apr. 1, 2008 to Mar. 31, 2009)	65th Period (From Apr. 1, 2009 to Mar. 31, 2010)
Orders	55,311	51,589	53,833	43,324
Completed Construction	55,593	51,215	48,195	47,665
Ordinary Income (Loss)	1,604	71	(154)	798
Net Income (Loss)	844	(1,855)	(1,688)	829

4

Net income (loss) per share	¥20.94	(¥46.02)	(¥41.39)	20.57
Total Assets	39,444	36,420	30,622	30,878
Net Assets	19,893	16,933	14,459	15,172

(Note)	Net income per share was calculated from the average total number of shares outstanding for the period (number of shares excluding treasury stock).

b.	Trend in Company Assets and Income
(Unit: millions of yen)

Category	62nd Period (From Apr. 1, 2006 to Mar. 31, 2007)	63rd Period (From Apr. 1, 2007 to Mar. 31, 2008)	64th Period (From Apr. 1, 2008 to Mar. 31, 2009)	65th Period (From Apr. 1, 2009 to Mar. 31, 2010)
Orders	54,099	50,825	53,231	42,694
Completed Construction	54,412	50,420	47,582	47,076
Ordinary Income (Loss)	1,710	380	328	536
Net Income (Loss)	881	(1,254)	(1,541)	709
Net income (loss) per share	¥21.86	(¥31.12)	(¥38.24)	17.60
Total Assets	36,720	34,470	29,712	30,313
Net Assets	18,133	15,832	13,660	14,342

(Note)	Net income per share was calculated from the average total number of shares outstanding for the period (number of shares excluding treasury stock).

(5)	Issues to be Addressed

The current challenging business environment is expected to continue as competition in the information and telecommunications sector becomes more severe. TODENTSU Group will work to strengthen its corporate structure and ensure stable management by continuing to work together with partner companies in kaizen activities for continual improvement.

TODENTSU will also work to utilize its Labor Health and Safety Management System and Quality Control System in daily activities to manage construction safety and product quality.

TODENTSU ask its shareholders for their continued support and encouragement.

(6)	Significant Subsidiaries
(Unit: millions of yen)

Company Name	Capital	Percentage of Voting Rights Held by Our Company (%)	Primary Nature of Business
Todentsu Technos Co., Ltd.	100	100%	Construction of information & telecommunication facilities
Todentsu Access Co., Ltd.	100	100%	Construction of information & telecommunication facilities
Todentsu Nishinihon Engineering Co., Ltd.	80	100%	Construction of information & telecommunication facilities
Koshu Denwa Service Co., Ltd.	40	55%	Construction of public telephone facilities

(7)	Primary Nature of Business

a.	Construction of information and telecommunications facilities

b.	Construction of facilities for general use

5

(8)	Main Business Locations

a.	Todentsu Corporation

Headquarters:	Minato-ku, Tokyo
Kansai Branch:	Chuo-ku, Osaka
Matsuyama Branch:	Matsuyama-shi, Ehime Prefecture

b.	Subsidiaries

Todentsu Technos Co., Ltd.:	Edogawa-ku, Tokyo
Todentsu Access Co., Ltd.:	Minami-ku, Saitama
Todentsu Nishinihon Engineering Co., Ltd.:	Chuo-ku, Osaka
Koshu Denwa Service Co., Ltd.:	Chuo-ku, Osaka

(9)	Employees

a.	Number of Employees in the Corporate Group

Number of employees	Change from previous consolidated fiscal year
1,233	(Increase of) 31 employees

b.	Employees of TODENTSU

Category	Number of employees	Change from previous fiscal year-end	Average age	Average number of years of employment
Male	976	- 17	43.1	17.5
Female	48	- 2	35.8	14.9
Total or Average	1,024	- 19	42.7	17.4

(10)	Primary Lenders

(Unit: millions of yen)
Lenders	Amount Borrowed
Mizuho Bank, Ltd.	2,299
Sumitomo Mitsui Banking Corporation	1,130
The Bank of Tokyo-Mitsubishi UFJ, Ltd.	801
Mitsubishi UFJ Trust & Banking Corporation	50
The Chuo Mitsui Trust & Banking Company, Ltd.	50

(11)	Acquisition of Businesses from Other Companies

Todentsu Technos Co., Ltd., a consolidated subsidiary of TODENTSU, acquired the NTT telecommunications facility construction business operated by Toa Telecom Co., Ltd. on December 1, 2009.

6

2.	Corporate Share Information

(1)	No. of shares available for issue:	145,600,000 shares

(2)	Total no. of shares issued:	40,353,080 shares

(3)	No. of shareholders:	4,925 shareholders

(4)	Major Shareholders

	Investment in TODENTSU
Name of shareholder	No. of shares held (thousand shares)	Percentage Interest (%)
Mizuho Corporate Bank, Ltd.	2,010	4.98
Sumitomo Mitsui Banking Corporation	2,010	4.98
The Bank of Tokyo-Mitsubishi UFJ, Ltd.	2,010	4.98
Mizuho Trust & Banking Co., Ltd. Employee Pension Trust (Mizuho Bank account), asset management service trust for retrust beneficiaries	2,009	4.97
The Master Trust Bank of Japan, Ltd. (Trust account)	1,635	4.05
Japan Trustee Services Bank, Ltd. (Trust account 4)	1,107	2.74
Sompo Japan Insurance Inc.	1,075	2.66
TODENTSU Employees’ Stock Ownership Plan	1,016	2.51
Sumitomo Electric Industries, Ltd.	924	2.28
Mitsubishi UFJ Trust & Banking Corporation	885	2.19

3.	Corporate Officers

(1)	Directors and Auditors

Position	Name	Significant concurrent positions
Chairman & Director	Yoshihiro Shimazu	Representative Director
President & Director	Ken-ichi Nishimura	Representative Director
Executive Director	Kenji Sudo	General Manager, Personnel Development Division
Executive Director	Ikuo Washiyama	General Manager, NTT Business Unit General Manager, ICT Business Unit
Executive Director	Hiroshi Ueda	Sales Promotion Supervisor
Executive Director	Minoru Yamada	General Manager, Carrier Business Unit
Executive Director	Yoshikazu Yamagishi	General Manager, Integrated Systems Business Unit
Director	Masahiko Yamada	Sr. Managing Director, SWCC Showa Holdings Co., Ltd.
Director	Hideo Hirashima	Deputy General Manager, NTT Business Unit
Director	Seiji Furukawa	Representative of Western Japan Headquarters Branch Manager, Kansai Branch
Director	Kozo Shimizu	General Manager, Audit Division
Director	Takashi Takeuchi	General Manager, Accounting Division
Senior Auditor	Ryuichi Suzuki

7

Senior Auditor	Tadashi Wakabayashi
Auditor	Hajime Yoshida
Auditor	Masanori Iwabuchi	Attorney

(Note 1)	Masahiko Yamada, one of the directors, is an external director as stipulated in Article 2, Item 15 of the Companies Act of Japan.

(Note 2)	Hajime Yoshida and Masanori Iwabuchi, two of the auditors, are external directors as stipulated in Article 2, Item 16 of the Companies Act of Japan.

(Note 3)	Masanori Iwabuchi is an independent officer for whom there is no possible conflicts of interest with general shareholders, satisfying the requirement of the Tokyo Stock Exchange.

(2)	Reassignment of Directors and Auditors During the Current Fiscal Year

a.	Assumption of Positions

•	Tadashi Wakabayashi was elected as Auditor during the Ordinary General Meeting of Shareholders held on June 26, 2009 and assumed the post.

•
President and Representative Director Yoshihiro Shimazu was promoted to Chairman and Representative Director, Vice President and Representative Director Ken-ichi Nishimura was promoted to President and Representative Director,  and Director Yoshikazu Yamagishi was promoted to Executive Director and all assumed their posts on June 26, 2009.

b.	Resignations

•
Director Susumu Kitami and Director Katsuki Nagasawa both resigned their positions as of the closing of the 64th Ordinary General Meeting of Shareholders on June 26, 2009 because their terms of service expired.

•	Auditor Asami Yamazaki resigned his position as of the closing of the 64th Ordinary General Meeting of Shareholders on June 26, 2009.

(3)	Total Amount of Compensation for Directors and Auditors

Position	Number of officers	Total amount of compensation
Director (External directors among these)	14 (1)	¥114 million (¥3 million)
Auditor (External auditors among these)	5 (3)	¥25 million (¥12 million)
Total	19	¥139 million

(Note 1)	The amount paid to directors does not include the amount paid in the capacity of employee.

(Note 2)	The paid directors and auditors mentioned above include two directors and one auditor who resigned as of the closing of the 64th Ordinary General Meeting of Shareholders on June 26, 2009.

(Note 3)	In addition to the amounts paid above, officer retirement benefits of ¥12 million (in total) and ¥5 million were paid to the two directors and one auditor, respectively, who

8

resigned, pursuant to the resolution at the 64th Ordinary General Meeting of Shareholders held on June 26, 2009.

(4)	Information Concerning External Officers

a.	Main activities during the current fiscal year

Position	Name	Main Activities
Director	Masahiko Yamada	Attended 11 of 15 Board of Directors meetings held during the current fiscal year and contributed valuable advice on management stemming from his extensive experience as a manager.
Auditor	Hajime Yoshida
Attended 14 out of 15 Board of Directors meetings and attended all 12 Board of Auditors meetings held during the current fiscal year. Utilized his extensive experience as a manager to contribute opinions and findings to the auditing of the execution of duties by directors and other aspects of the business.

Auditor	Masanori Iwabuchi
Attended 12 out of 15 Board of Directors meetings and 11 out of 12 Board of Auditors meetings held during the current fiscal year. Utilized his expertise as an attorney to contribute opinions and findings to the auditing of the execution of duties by directors and other aspects of the business.

b.	Officers serving concurrently as officers of other companies

Director Masahiko Yamada is serving as a senior managing director of SWCC Showa Holdings Co., Ltd. TODENTSU has a transactional relationship with SWCC Showa Holdings Co., Ltd. for the procurement of products, etc.

4.	Accounting Auditor

(1)	Name of the Accounting Auditor

Toyo Horwath

(2)	Amount of Compensation for the Accounting Auditor

Toyo Horwarth

a.	Amount of compensation TODENTSU is obligated to pay:	¥37 million

b.	Total amount of cash paid by TODENTSU and TODENTSU’s subsidiaries as well as other financial income:	¥37 million

(Note)
No distinction is made between the amount of compensation for auditors under the Companies Act of Japan and the amount of compensation for auditors under the Financial Instruments and Exchange Law of Japan in the audit contract between TODENTSU and the accounts auditor. Moreover, since this cannot be effectively differentiated we have listed the total of these as the amount in "4.(2)a." above.

(3)	Policy on Decisions to Dismiss or Not Dismiss the Accounting Auditor

In the event that the grounds for dismissal of an accounting auditor stipulated in Article 340, Paragraph 1 of the Companies Act of Japan should apply, the Board of Auditors will dismiss the accounting auditor upon a consent of all auditors.

9

(4)	Resignation of the Accounting Auditor

Katsumi Hayano, CPA, TODENTSU’s former accounting auditor, resigned as accounting auditor on June 26, 2009.

5.	Corporate Structure and Policies

Basic Policy Establishing a System of Internal Controls

TODENTSU resolved at the Board of Directors meeting held on May 1, 2006 to establish the requisite framework for ensuring proper conduct of business as a public company, as stipulated in Article 362, Paragraph 4, Item 6 of the Companies Act of Japan and by Article 100, Paragraphs 1 and 3 of the Enforcement Regulations for the Companies Act of Japan, and partially revised the resolution at the Board of Directors meeting held on May 19, 2010. The details of the decision are as follows:

(1)	To Establish a Framework to Ensure Execution of Duties by Directors is in Compliance with Laws and Ordinances and the Articles of Association

a.	The Board of Directors will determine basic management policies and significant matters and an auditor will always attend to audit the execution of duties by each director.

b.	External directors will be invited to monitor the Board of Directors meetings from an independent perspective.

c.	A Corporate Ethics Committee will be established to ensure and improve compliance with laws and ordinances, Articles of Association, corporate ethics, internal corporate rules, etc.

d.	An Internal Controls Department will be established. The department will formulate a plan of action for the fiscal year and exercise general oversight.

e.	An Internal Audit Division will be established. The division will monitor the operations of various divisions.

f.
Rules on protection of internal whistleblowers will be set forth based on the Whistleblower Protection Act of Japan to ensure that effective compliance with laws and ordinances is maintained and measures will be taken to avoid violation of laws and ordinances.

g.
Systems for managing product quality, labor health and safety, the environment, and information will be established and employed, and valuation of compliance with legal requirements will be conducted at all work sites twice a year.

(2)	System for Preserving and Managing Information Concerning the Execution of Duties by Directors

a.	Written documentation, etc. concerning decisions made by the Board of Directors will be preserved and managed as stipulated in the rules on project proposals.

b.	Documents and confidential corporate information will be managed pursuant to the rules on handling documents, standards for preserving documents, and rules on information management.

c.	The auditor will audit the status of production, preservation, and management of information relating to the execution of duties by directors.

(3)	Rules on Managing the Risk of Loss and Other Systems

a.	A Crisis Management Committee and a Safety and Quality Assurance Committee will be established to respond to natural disasters, man-made disasters, and other crisis situations.

10

These committees will work systematically to minimize the impact of extraordinary incidents and accidents insofar as possible, should they occur.

b.	The director in charge of a task will ascertain and manage the risks presented for compliance, product quality, markets, credit, investment, and other areas of business.

c.	Orders will be fully examined in advance and a process of detailed management will be followed from initiation through completion to ensure financial soundness.

d.	Should an emergency occur, a Emergency Response Business Unit will be established with the President as the General Manager of the unit. This unit will be responsible for crisis management.

e.	The auditors will audit the state of preparation and conduct of risk management.

(4)	System Ensuring Effective Execution of Director Duties

a.	A Board of Directors meeting will be held at least once per month. Duties will be executed effectively and decisions made swiftly.

b.
Each division will formulate a business plan and budget based on its medium to long-term plans and business plan for each fiscal year. Progress on achieving these will be monitored by all divisions, in accordance with the manual on management of policy.

c.	Operations will be computerized and systematized, beginning with the use of a video conferencing system and configuration of a construction management system.

d.	A Kaizen Activities Committee will be established. This committee will pursue improvements and reform throughout all businesses.

e.	The Board of Directors may vote on matters by written consent.

(5)	System for Ensuring Compliance with Laws and Ordinances and the Articles of Incorporation in the Execution of Duties by Employees

a.
The officer in charge of corporate ethics will comply with laws and regulations, strive to prevent misconduct, and convene and exercise general oversight over the Corporate Ethics Committee to ensure compliance with corporate ethics.

b.
In order to maintain effective compliance with laws and regulations, a point of contact for employees will be established, rules on protecting of internal whistleblowers will be formulated based on the Whistleblower’s Protection Act, and measures taken to prevent violation of laws and regulations.

(6)	System to Ensure Proper Conduct of Duties in the Corporate Group (TODENTSU, its Parent Company and its Subsidiaries)

a.	The corporate Board of Directors and the president of each company in the group will assume the responsibility of building systems of compliance and risk management for such company.

b.	The accounting auditor for TODENTSU will conduct accounting audits of subsidiary financial processes periodically.

c.	The internal whistleblower system for TODENTSU will be applied to subsidiaries as well.

d.	The Internal Audit Division will also conduct audits of subsidiaries as needed.

(7)	System for Directors and Employees to Report to Auditors and System for Other Reporting to Auditors

11

a.
When directors and employees become aware of an incident, wrongful act, or act in violation of laws or regulations that could cause substantial losses or damage to TODENTSU, they will report this to the auditor, based on the laws and ordinances and the Audit Standards for Auditors.

b.	The Kaizen Promotion Division will report to the auditors on the degree of progress achieved on the goals set and management program for the fiscal year.

c.	Each director will submit a written business report to the auditors on a quarterly basis.

(8)	System to Ensure the Effective Performance of Audits by Auditors

a.	Auditors will engage in an exchange of opinions with directors, key employees, and the accounting auditor as required.

b.	Auditors may seek the opinion of an attorney or other external advisor when conducting audits, when deemed necessary.

(9)	System to Ensure Proper Financial Reporting

a.
TODENTSU will establish a system to ensure accurate financial statements, will evaluate the system on an ongoing basis,  and will amend the system as needed. It will do so by establishing an Internal Controls Committee that will provide direction and advice to the various business units, management divisions, and branches on formulating, maintaining, and employing effective and efficient internal controls.

b.	Auditors will work together with the accounting auditor to ensure the reliability of financial reports.

Basics View Against Antisocial Forces

•	The Charter of Corporate Behavior requires confrontation of antisocial forces and groups threatening or disturbing the order and safety of civil society or corporate activities.

•	TODENTSU will work with industry groups and local companies to cooperate with police and others to respond to intimidation by and eliminate antisocial forces.

•	The Charter of Corporate Behavior and the actions noted above will be posted on TODENTSU’s Intranet and made known to all employees and officers.

_______________________________________________________________________________________________________
(Note)  Amounts of less than the stated unit have been disregarded for the values and share numbers reported in this business report.

12

Consolidated Balance Sheet

(As of March 31, 2010)

(Unit: millions of yen)
ASSETS	Amount	LIABILITIES	Amount
Current Assets	18,743	Current Liabilities	12,414
Cash & deposits	2,294	Notes payable	1,048
Notes receivable	411	Construction payable	4,392
Revenues receivable from completed construction	12,900	Short-term loans	3,330
Funds spent on construction in process	1,859	long-term loans payable within one year	1,000
Raw materials and inventory	213	Lease obligations	34
Deferred tax assets	865	Income taxes payable	114
Other	725	Consumption tax payable	179
Allowances for doubtful accounts	(527)	Funds received for construction in progress	583
Fixed Assets	12,135	Funds held on deposit	66
Property, plant and equipment	8,320	Indemnification reserves for completed construction	13
Buildings & structures	2,816	Construction loss reserves	27
Machinery & transport equipment	44	Allowance for bonuses	590
Tools & equipment	83	Allowance for executive bonuses	36
Land	5,306	Other	997
Leased assets	68	Long-term Liabilities	3,291
Intangible fixed assets	793	Lease obligations	55
Goodwill	171	Deferred tax liabilities due to revaluation	1,298
Leased assets	16	Retirement benefit reserves	1,817
Software	558	Corporate officer retirement benefit reserves	15
Telephone subscription rights	46	Negative goodwill	10
Other	0	Other	95
Investments & other assets	3,021	TOTAL LIABILITIES	15,706
Securities held for investment purposes	1,898	NET ASSETS
Deferred tax assets	164	Shareholders’ Equity	12,722
Other	1,778	Paid-in Capital	3,800
Allowances for doubtful accounts	(819)	Capital surplus	2,305
		Retained earnings	6,625
		Treasury stock	(9)
		Valuation and translation adjustments	1,979
		Other valuation adjustments for marketable securities	86
		Land revaluation adjustment	1,892
		Minority interests	470
		TOTAL NET ASSETS	15,172
TOTAL ASSETS	30,878	TOTAL LIABILITIES & NET ASSETS	30,878

13

Consolidated Statement of Income

(From April 1, 2009 to March 31, 2010)

(Unit: millions of yen)
Item	Amount
Revenues from completed construction	47,665
Cost of goods sold for completed construction	43,310
Gross profit from completed construction	4,355
Sales, general & administrative expenses	3,675
Operating Income	679
Non-operating income	173
Interest & dividends received	56
Amortization of negative goodwill	20
Insurance benefits received	67
Other	29
Non-operating expenses	55
Interest paid	52
Losses on equity investments	2
Ordinary income	798
Extraordinary income	389
Gain on the sale of investment securities	4
Reversal of reserves for doubtful accounts	384
Other	0
Extraordinary losses	690
Losses on the sale of fixed assets	5
Losses on the disposal of fixed assets	31
Impairment losses	319
Losses on the sale of investment securities	73
Losses on doubtful accounts	36
Provision of reserves for doubtful accounts	22
Expenses related to business merger	106
Other	94
Income before income taxes and minority interests	497
Income taxes – current	90
Income taxes – deferred	(424)
Minority interests	2
Net Income	829

14

Consolidated Statement of Changes in Shareholders’ Equity

(From April 1, 2009 to March 31, 2010)

(Unit: millions of yen)
	Shareholders’ equity
	Common stock	Capital surplus	Retained earnings	Treasury stock	Total shareholders’ equity
Balance as of March 31, 2009	3,800	2,305	5,812	(9)	11,909
Differences during the consolidated fiscal year
Dividends from retained earnings			(161)		(161)
Net income for the period			829		829
Acquisition of treasury stock				(0)	(0)
Reversal of land revaluation adjustment			144		144
Other changes, apart from shareholder capital, during the consolidated fiscal year (net)
Total differences during the consolidated fiscal year	―	―	812	(0)	812
Balance as of March 31, 2010	3,800	2,305	6,625	(9)	12,722

	Valuation and translation adjustments
	Other valuation adjustment of marketable securities	Land revaluation adjustment	Total valuation and translation adjustment	Minority Interest	Total Net Assets
Balance as of March 31, 2009	(24)	2,037	2,013	536	14,459
Differences during the consolidated fiscal year
Dividends from retained earnings					(161)
Net income for the period					829
Acquisition of treasury stock					(0)
Reversal of land revaluation adjustment					144
Other changes, apart from shareholder capital, during the consolidated fiscal year (net)	111	(144)	(33)	(66)	(99)
Total differences during the consolidated fiscal year	111	(144)	(33)	(66)	713
Balance as of March 31, 2010	86	1,892	1,979	470	15,172

15

Notes to the Consolidated Statements

Explanatory Notes Concerning Key Items Fundamental for Producing the Consolidated Financial Statements

1.	Scope of Consolidation

Number of consolidated companies: 4	Todentsu Technos Co., Ltd. Todentsu Access Co., Ltd. Todentsu Nishinihon Engineering Co., Ltd. Koshu Denwa Service Co., Ltd.

Number of non-consolidated companies: 1	Nihon Toyokomu Co., Ltd.

Toei Densetsu Kogyo Co., Ltd., which was a consolidated subsidiary during the previous consolidated fiscal year, was absorbed into TODENTSU through a merger on April 1, 2009 and dissolved during the current consolidated fiscal year.

In addition, TODENTSU acquired all of the shares in Takeda Tsushin Co., Ltd. on May 1, 2009 during the current consolidated fiscal year, changing the corporate name to Todentsu Access Co., Ltd. and making TODENTSU a consolidated subsidiary.

The non-consolidated subsidiaries are small size and do not have a significant impact on the consolidated financials in terms of total assets, sales, net income (the portion corresponding to equity interest), and retained earnings (the portion corresponding to the equity interest). They have therefore been excluded from the scope of consolidation.

2.	Application of the Equity Method

Number of companies accounted for under the equity method:  1        Nihon Sangyo Co., Ltd.

Non-consolidated subsidiaries and affiliates to which the equity method is not applied:

The non-consolidated subsidiaries, Nihon Toyocom Co., Ltd. and the affiliated companies, Toscom Co., Ltd. and Koyo Advertising Agency have been excluded from the scope of companies accounted for under the equity method because the impact on the consolidated financials is minor with them excluded from the equity method from the perspectives of net income (the amount corresponding to the equity interest) and retained earnings (the amount corresponding to the equity interest) and they are insignificant as a whole.

Toa Telecom Co., Ltd., an affiliated company up to the previous consolidated fiscal year, has been excluded from affiliated companies due to the sale of all shares held (on December 1, 2009).

The calculation date of the companies accounted for under the equity method also differ from the consolidated calculation date, so the financial statements for the fiscal year of each of these companies has been used.

3.	Fiscal Year-end of Consolidated Subsidiaries

The calculation date of the consolidated subsidiaries are the same as the consolidated calculation date.

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4.	Standards for Accounting

(1)	Valuation Criteria and Methods for Valuation of Significant Assets

a.	Securities

Other securities

With market value:
Fair value method based on the market price, etc. on the calculation date (valuation differences are reported directly as a component of net assets; the sales cost is calculated according to the moving average method.)

Without market value:	Moving average cost method

b.	Inventory

(i)	Expenditures for construction in progress

Individual cost method

(ii)	Raw materials and inventory

Last purchase price method (calculated by reducing the book value on the balance sheet based on the decline in profitability)

(2)	Method of Depreciation for Significant Depreciable Assets

a.	Tangible fixed assets (excluding leased assets)

The declining balance method is used.

However, the straight-line method is used for buildings acquired after April 1, 2010 (excluding facilities with building attached). The useful lives are as follows:

Buildings and structures:  5-50 years

Machinery and transport equipment: 2-10 years

b.	Intangible fixed assets (excluding leased assets)

The declining balance method is used.

Please note that the straight-line method is used for software used within TODENTSU, based on a useful life within TODENTSU (five years).

c.	Leased assets

(i)	Leased assets involving financed lease transactions in which ownership rights are transferred

The same method of depreciation used for company-owned fixed assets is used.

(ii)	Leased assets involving lease transactions in which ownership rights are not transferred

The term of the lease is taken as the useful life and the straight-line method with a residual value of zero is used.

Finance lease transactions in which ownership rights are not transferred with a commencement date on or before March 31, 2008 will continue to be accounted for under the method of accounting for normal operating leases.

(3)	Standard of Accounting for Significant Reserves

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a.	Allowance for doubtful accounts

The amount deemed uncollectable is calculated by determining the actual percentage of bad debt for general receivables and by determining the potential for collection of receivables on a case-by-case basis for claims designated as in danger of default.

b.	Completed construction indemnification reserves

These reserves are calculated based on the future estimated amount of indemnification for the balance of completed construction for the current consolidated fiscal year in order to provide for the expense of the warranty against defects on completed construction.

c.	Bonus reserves

The projected amount for the current consolidated fiscal year is calculated based on an estimate of the amount to be paid to satisfy disbursement of bonuses paid to employees.

d.	Corporate officer bonus reserves

The projected amount for the current consolidated fiscal year is calculated based on an estimate of the amount to be paid to satisfy disbursement of bonuses paid to corporate officers.

e.	Retirement benefit reserves

Calculated based on the estimated amount of the retirement benefit obligation and pension assets as of the end of the current consolidated fiscal year to provide for employee retirement benefits. Please note that the discrepancy due to the change in the accounting standard (¥9,132 million) is being accounted for by expensing the proportional amount determined by the straight line method over 15 years. The past service liability is expensed by the proportional amount determined by the straight line method for a fixed number of years (10 years) within the average number of years of remaining service for the employee at the time it was incurred.

The amount of the difference in actuarial calculations is determined according to the straight line method over a fixed number of years (10 years) within the average remaining time of service for employees from the time in which it was incurred for each consolidated fiscal year, and expensed in the consolidated account for the fiscal year following the year in which it was incurred.

(Change in accounting policy)

The Partial Amendment to Accounting Standard for Retirement Benefits (Part3) (ASBJ Statement No. 19, July 31, 2008) took effect from the current consolidated fiscal year. This had no impact on operating income, ordinary income, or net income before taxes and other adjustments.

f.	Retirement benefit reserve for corporate officers

The required amount as of the end of the consolidated fiscal year is calculated to satisfy payment of retirement benefits for corporate officers for one consolidated subsidiary, based on the regulations.

(Additional information)

TODENTSU calculated retirement benefit reserves for corporate officers of the required amount for the year end as required by regulations to satisfy the corporate officer retirement benefit reserves. However, the corporate officer retirement benefit system for directors and corporate auditors was eliminated at the Board of Directors meeting held on April 20, 2009 and a resolution on a payment termination plan for retirement benefits to

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corporate officers was approved at the Ordinary General Meeting of Shareholders held on June 26, 2009.

The corporate officer retirement benefit reserves have therefore been reversed and the payment termination amount calculated under  the “Other” category under long-term liabilities.

The amount of the final payment of retirement benefits to corporate officers included in the “Other” category for the current consolidated fiscal year was ¥95 million.

g.	Construction loss reserves

The projected amount of losses on construction in hand as of the end of the current consolidated fiscal year was calculated for construction losses expected to occur and which could be reasonably estimated to provide for future losses related to construction orders.

(4)	Accounting Standards for Key Revenues and Expenses

a.	Accounting standards for the completed construction balance and completed construction costs

(i)	Percentage of completion by the end of the current consolidated fiscal year for construction for which completion is deemed a certainty

Percentage of completion standard (percentage of completion of construction estimated by the proportional cost method)

(ii)	Other construction

Construction completion standard

(Change in accounting policy)

The standard for calculating revenues from construction under contract has been the percentage completion method for major, long-term construction (construction taking one year or more, with a contract value of ¥500 million or more, and an earned value of 50% or more).  The completed contract standard was used for other types of construction, but the Accounting Standard for Construction Contracts (ASBJ Statement No. 15, December 27, 2007) and the Guidance on Accounting Standard for Construction Contracts (Implementation Guidance No. 18, December 27, 2007) took effect from the current consolidated fiscal year so for construction begun from the current consolidated fiscal year, construction has been calculated according to the percentage of completion for construction for which completion was deemed a certainty (the percentage of completion of construction was estimated according to the proportion cost method), and other construction was accounted for under the completed contract standard.

This has resulted in an increase in completed construction balance of ¥1,166 million, and an increase of ¥23 million in operating income, ordinary income, and net income before taxes and other adjustments.

b.	Accounting standard for revenues from financed lease transactions

Accounted for by calculating the revenues and the cost of goods sold at the time the lease fees are received.

5.	Other Significant Points Fundamental to the Production of the Consolidated Financial Statements

Method of accounting for consumption tax, etc.

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Consumption tax and local consumption tax are accounted for under the tax excluded method.

6.	Valuation of the Assets and Liabilities of Consolidated Subsidiaries

The assets and liabilities of consolidated subsidiaries are accounted for under the full purchase method.

7.	Amortization of Goodwill and Negative Goodwill

Goodwill and Negative Goodwill are amortized in equal increments over a five year period.

(Notes to Consolidated Balance Sheets)

1.	Cumulative Depreciation on Tangible Fixed Assets
(including cumulative impairment losses):   ¥2,742 million

2.
Commercial Land Reappraised Based on the Law Concerning Reappraisal of Land of Japan (Published Law No. 34, March 31, 2008) and the difference from the reappraisal of the land was calculated under net assets.

a.	Method of Reappraisal

Calculated from the publicly declared price as stipulated in Article 2, Item 1 of the Enforcement Regulations on the Law Concerning Reappraisal of Land of Japan (Published Cabinet Order No. 119, March 31, 2008).

b.	Date of Reappraisal

March 31, 2000

(Notes to Consolidated Statement of Changes in Shareholders’ Equity)

1.	Total Number of Shares Issued as of the Final Day of the Current Consolidated Fiscal Year

Common stock:  40,353,080 shares

2.	Dividends from Retained Earnings Declared During the Current Consolidated Fiscal Year

Resolution	Type of shares	Total dividend	Dividends per share	Record date	Effective date
Ordinary general meeting of shareholders held on June 26, 2009	Common stock	¥161 million	¥4	March 31, 2009	June 29, 2009

3.	Dividends from Retained Earnings Declared after the End of the Current Consolidated Fiscal Year

Resolution	Type of shares	Source of dividends	Total dividend	Dividends per share	Record date	Effective date
Ordinary general meeting of shareholders to be held on June 29, 2010	Ordinary	Retained earnings	¥241 million	¥6	March 31, 2010	June 30, 2010

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(Notes to Financial Instruments)

1.	Status of Financial Instruments

(1)	Policy on Handling of Financial Instruments

The corporate group mainly procures requisite funds and short-term working capital from bank loans in light of the business plan for carrying out the telecommunications construction business.

(2)	Nature and Risks of Financial Instruments

Revenues due from completed construction are exposed to client credit risk as operating receivables.

Securities held for investment are mainly stocks and are exposed to the risk of fluctuation in market prices.

Construction payables are operating liabilities and payment is due within one year.

Loans are mainly procured as requisite funding for business activities.

(3)	System of Risk Management for Financial Instruments

a.	Managing Credit Risk

For operating receivables, each business division conducts regular surveys on the status of their main clients, monitors the due dates and balances for each client, promptly determines cases where the financial status, etc. has deteriorated and collection becomes a concern, and takes steps to mitigate in the event of such concern.

b.	Managing Market Risk

The market value, etc. of securities held for investment is ascertained on a regular basis and holdings reviewed on an ongoing basis.

c.	Managing Liquidity Risk Related to the Procurement of Funds

The accounting division produces and updates cash management plans based on the reports from the various business divisions and manages liquidity risk through financial analysis of liquidity and cash on hand.

(4)	Supplemental Explanation of Fair Value and Other Details of Financial Instruments

The fair value of financial instruments including the value of calculated on a reasonable basis for instruments lacking a market price in addition to the value based on market price. Variable elements are factored into the calculation of value so the value may change depending on the use of different underlying assumptions.

2.	Fair Value and Other Details Regarding Financial Instruments

The difference between fair value and the value shown on the consolidated balance sheet for March 31, 2010 is as follows. Please note that instruments for which it is extremely difficult to ascertain market value are not included.

(Unit: millions of yen)

		Amount shown on balance sheet	Market value	Difference
1)	Cash and deposits	2,294	2,294	―
2)	Revenues receivable on completed construction	12,900	12,900	―
3)	Securities held for investment
	Other securities	1,549	1,549	―

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	Total assets	16,744	16,744	―
1)	Construction payables	4,392	4,392	―
2)	Short-term loans	3,330	3,330	―
	Total liabilities	7,722	7,722	―

(Note 1)	Method for calculating fair value of financial instruments and securities

Assets:

(1)	Cash and deposits

All deposits are short-term and close to the book value, so TODENTSU relies on the book value.

(2)	Revenues receivable on completed construction

These are settled short-term and close to book value, so TODENTSU relies on the book value.

(3)	Securities held for investment

The value of these shares depends on the price on the exchange; the value of bonds depends on price on the exchange or the price designated by the transacting financial institution.

Liabilities:

(1)	Construction payables and (2) short-term loans

These are settled on a short-term basis and the value is therefore close to book value, so TODENTSU relies on book value.

(Note 2)	Financial instruments for which it is extremely difficult to ascertain fair value

(Unit: millions of yen)
Category	Amount Shown on the Balance Sheet
Unlisted shares	349

The securities noted above do not have a market price and it is extremely difficult to ascertain the fair value so they have not been included in “(3) Securities held for investment.”

(Additional information)

The Accounting Standard for Financial Instruments (ASBJ Statement No. 10, March 10, 2008) and the Guidance on Disclosures about Fair Value of Financial Instruments (ASBJ Guidance No.19, March 10, 2008) took effect from the current consolidated fiscal year.

(Notes to Per Share Information)

Net assets per share:	¥364.62
Net income per share:	¥20.57

(Notes to Important Events Occurring After the Close of the Fiscal Year)

 Nothing of note to report.

(Note)	Amounts of less than one million yen have been disregarded for the amounts shown in the consolidated financial statements.

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Accounting Auditor’s Audit Report on Consolidated Financial Statements

Audit Report of Independent Accounting Auditor

May 12, 2010

Toyo Horwath

Masayoshi Ebi Designated Partner Engagement Partner Certified Public Accountant

Mitsuhide Nansen Designated Partner Engagement Partner Certified Public Accountant

Taro Katagiri Designated Partner Engagement Partner Certified Public Accountant

To the Directors of Todentsu Corporation:

We have audited the Consolidated Financial Statements, namely, the Consolidated Balance Sheet, Consolidated Statement of Income and Consolidated Statement of Changes in Shareholders’ Equity, and the Notes on the Consolidated Financial Statements of TODENTSU Corporation for the consolidated fiscal year from April 1, 2009 to March 31, 2010, pursuant to the provisions of Article 444, Paragraph 4 of the Companies Act of Japan. Preparation of the Consolidated Financial Statements was the responsibility of the management. Our responsibility as an accounting auditor was to issue a statement of opinion concerning the Consolidated Financial Statements.

We conducted our audit in accordance with the auditing standards deemed fair and appropriate in Japan. Those audit standards require that we obtain reasonable assurance that the Consolidated Financial Statements are free of material misrepresentations. The audit was conducted based on sampling and encompassed assessment of the representations made in the Consolidated Financial Statements as a whole, including the accounting principles and procedures adopted by management and significant estimates made by management. We were able to obtain a reasonable basis for expressing an opinion from the audit results and judge that all points regarding the income and assets of the period covered by the consolidated financial statements mentioned above for the group consisting of TODENTSU Corporation and its consolidated subsidiaries are in compliance with the corporate accounting principles deemed fair and reasonable in Japan.

(Supplemental information)

As specified in the Notes on Significant Matters Fundamental to the Production of the Consolidated Financial Statements, the Accounting Standard on Construction Contracts and the Implementation Guidelines for the Accounting Standard on Construction Contracts came into effect from the current consolidated fiscal year for TODENTSU and its consolidated subsidiaries.

There are no conflicts of interest between TODENTSU and the accounting auditor or its partners that should be disclosed under the provisions of the Certified Public Accountant Law of Japan.

(End of Document)

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Board of Auditors’ Audit Report

Audit Report

The Board of Auditors has received the reports from each of the auditors concerning the execution of duties by the directors during the 65th fiscal period from April 1, 2009 to March 31, 2010. We have prepared this audit report after discussing the reports and report as follows:

1.	Method and Details of Audits by the Auditors and the Board of Auditors

The Board of Auditors received reports regarding the status of audits and the results from each of the auditors as stipulated in audit policy and in the division of duties. We also received reports regarding the execution of duties from directors and from the independent accountant, and sought explanation as required.

Each of the auditors attended the meetings of the Board of Directors and other significant meetings, received business reports from the directors and other managers regarding the execution of their duties and demanded explanation when required, read documents on decisions made and other important documentation, and investigated the business and financial conditions at the head office, main branches, and sales offices, in addition to attending Board of Directors’ meetings, striving to share the intent of the audit policies, the division of duties, and other matters with the audit division and others, and striving to establish an audit environment in compliance with the standards for audits by auditors stipulated by the Board of Auditors.

The auditors also conducted audits verifying the details of resolutions by the Board of Directors regarding the establishment of the structure stipulated in Article 100, Paragraphs 1 and 3 of the Enforcement Regulations for the Companies Act of Japan and the status of the systems established based on those resolutions (system of internal controls) as actions necessary to ensure the proper conduct of TODENTSU and the structure to ensure compliance with laws and regulations and with the Articles of Incorporation by the directors in the conduct of their duties.

With regard to subsidiaries, the auditors strove to share their views and exchange information with the directors and auditors of the subsidiaries and requested reports on the businesses from the subsidiaries when deemed necessary.

The Board of Auditors examined the business report and the annexed detailed information for the current fiscal year by the method described above.

We also maintained our position separate from the accounting auditor and exercise oversight and verified that audits were being conducted properly in addition to receiving reports on the status of the execution of duties from the accounting auditor and requiring clarification when necessary. We furthermore received notification from the independent audit firm that a system to ensure the proper execution of duties (provision stipulated in each item of Article 131 of the Regulations on Corporate Accounting in accordance with the Standards of Quality Control for Audits (Corporate Accounting Standards Board, October 28, 2005) has been established and required clarification when necessary.

We examined the financial statements for the current fiscal year (Balance Sheet, Statement of Income, Statement of Changes in Shareholders’ Equity, and Individual Notes) as well as the consolidated financial statements (Consolidated Balance Sheet, Consolidated Statement of Income, Consolidated Statement of Changes in Shareholders’ Equity and the Notes on the Consolidated Statements), based on the methods described above.

2.	Results of the Audit

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(1)	Results of the Audit of Business Reports, etc.

(i) We deem the business reports and annexed detailed statements to have fairly represented the status of TODENTSU in accordance with laws and regulations and with the Articles of Incorporation.

(ii) We found no evidence of improper acts or serious violations of laws or regulations or the Articles of Incorporation in the execution of duties by the directors.

(iii) We deem the content of the resolutions by the Board of Directors regarding the system of internal controls to be appropriate. We also found nothing to point out regarding the execution of duties by the directors in relation to the system of internal controls.

(2)	Results of the Audit of the Financial Statements and Annexed Detailed Statement

We deem the method and results of the audit by the accounting auditor, Toyo Horwath, to be appropriate.

(3)	Results of the Audit of the Consolidated Financial Statements

We deem the method and results of the audit by the accounting auditor, Toyo Horwath, to be appropriate.

May 19, 2010

Board of Auditors TODENTSU Corporation

Ryuichi Suzuki Senior Auditor

Tadashi Wakabayashi Senior Auditor

Hajimu Yoshida External Auditor

Masanori Iwabuchi External Auditor

(End of Document)

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